Exhibit 2.1

SOLICITATION VERSION

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
)
In re:	)	Chapter 11
)
AVAYA INC., et al.[1]	)	Case No. 17-10089 (SMB)
)
Debtors.	)	(Jointly Administered)
)

SECOND AMENDED JOINT CHAPTER 11 PLAN OF

REORGANIZATION OF AVAYA INC. AND ITS DEBTOR AFFILIATES

James H.M. Sprayregen, P.C.		Patrick J. Nash, Jr., P.C. (admitted pro hac vice)
Jonathan S. Henes, P.C.		Ryan Preston Dahl (admitted pro hac vice)
KIRKLAND & ELLIS LLP		Bradley Thomas Giordano (admitted pro hac vice)
KIRKLAND & ELLIS INTERNATIONAL LLP		KIRKLAND & ELLIS LLP
601 Lexington Avenue		KIRKLAND & ELLIS INTERNATIONAL LLP
New York, New York 10022		300 North LaSalle
Telephone:	(212) 446-4800	Chicago, Illinois 60654
Facsimile:	(212) 446-4900	Telephone:	(312) 862-2000
Email:	james.sprayregen@kirkland.com	Facsimile:	(312) 862-2200
	jonathan.henes@kirkland.com	Email:	patrick.nash@kirkland.com
ryan.dahl@kirkland.com bradley.giordano@kirkland.com

Counsel to the Debtors and Debtors in Possession

Dated: October 31, 2017

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, include: Avaya Inc. (3430); Avaya CALA Inc. (9365); Avaya EMEA Ltd. (9361); Avaya Federal Solutions, Inc. (4392); Avaya Holdings Corp. (9726); Avaya Holdings LLC (6959); Avaya Holdings Two, LLC (3240); Avaya Integrated Cabinet Solutions Inc. (9449); Avaya Management Services Inc. (9358); Avaya Services Inc. (9687); Avaya World Services Inc. (9364); Octel Communications LLC (5700); Sierra Asia Pacific Inc. (9362); Sierra Communication International LLC (9828); Technology Corporation of America, Inc. (9022); Ubiquity Software Corporation (6232); VPNet Technologies, Inc. (1193); and Zang, Inc. (7229). The location of Debtor Avaya Inc.’s corporate headquarters and the Debtors’ service address is: 4655 Great America Parkway, Santa Clara, CA 95054.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	19
C.	Computation of Time	19
D.	Governing Law	19
E.	Reference to Monetary Figures	20
F.	Reference to the Debtors or the Reorganized Debtors	20
G.	Controlling Document	20

ARTICLE II. ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS		20
A.	Administrative Claims	20
B.	DIP Financing Claims	21
C.	Professional Fee Claims	21
D.	Priority Tax Claims	22

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		22
A.	Summary of Classification	22
B.	Treatment of Claims and Interests	24
C.	Special Provision Governing Unimpaired Claims	28
D.	Special Provision Regarding Prepetition Intercompany Claims and Recharacterization Claims	28
E.	Special Provision Regarding Challenge Claims Settlement	29
F.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	29
G.	Elimination of Vacant Classes	29
H.	Voting Classes; Presumed Acceptance by Non-Voting Classes	29
I.	Controversy Concerning Impairment	29

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		29
A.	Substantive Consolidation; General Unsecured Recoveries	29
B.	Sources of Consideration for Plan Distributions	29
C.	Issuance and Distribution of Reorganized HoldCo Common Stock and Warrants	30
D.	Exit Facility	30
E.	New Secured Debt	30
F.	Allowed General Unsecured Claim Recoveries	31
G.	Corporate Existence	31
H.	Vesting of Assets in the Reorganized Debtors	32
I.	Cancellation of Existing Securities	32
J.	Corporate Action	33
K.	Restructuring Transactions	34
L.	Reorganized Debtors Organizational Documents	34
M.	Exemption from Certain Taxes and Fees	34
N.	Preservation of Causes of Action	34
O.	GUC Oversight Administrator	35
P.	Insurance Policies	35
Q.	Management Equity Incentive Plan	36
R.	Employee and Retiree Benefits	36

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		37
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	37
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	37
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	38

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D.	Dispute Resolution	38
E.	Indemnification Obligations	38
F.	Director and Officer Liability Insurance Policies	38
G.	Collective Bargaining Agreements	39
H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	39
I.	Reservation of Rights	39
J.	Nonoccurrence of Effective Date	39

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		39
A.	Reorganized Avaya Total Enterprise Value	39
B.	Timing and Calculation of Amounts to Be Distributed	39
C.	Partial Distributions on Account of Allowed General Unsecured Claims	40
D.	Rights and Powers of Distribution Agent	40
E.	Special Rules for Distributions to Holders of Disputed Claims and Interests	40
F.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	41
G.	Securities Registration Exemption	43
H.	Compliance with Tax Requirements	44
I.	Allocations	44
J.	No Postpetition Interest on Claims	44
K.	Setoffs and Recoupment	45
L.	Claims Paid or Payable by Third Parties	45

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		45
A.	Allowance of Claims	45
B.	Claims and Interests Administration Responsibilities	46
C.	Estimation of Claims	46
D.	Adjustment to Claims Register Without Objection	46
E.	Time to File Objections to Claims	46
F.	Disallowance of Claims	46
G.	Amendments to Claims	47
H.	Distributions After Allowance	47
I.	Single Satisfaction of Claims	47

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		47
A.	Compromise and Settlement of Claims, Interests, and Controversies	47
B.	Discharge of Claims and Termination of Interests	47
C.	Debtor Release	48
D.	Third Party Release	48
E.	Exculpation	49
F.	Injunction	49
G.	Subordination Rights	50
H.	Release of Liens	50
I.	Release of Preference Actions	50

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		51
A.	Conditions Precedent to the Effective Date	51
B.	Waiver of Conditions	52
C.	Substantial Consummation	52
D.	Effect of Non-Occurrence of Conditions to the Effective Date	52

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		52
A.	Modification and Amendments	52
B.	Effect of Confirmation on Modifications	53
C.	Revocation or Withdrawal of the Plan	53

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ARTICLE XI. RETENTION OF JURISDICTION		53

ARTICLE XII. MISCELLANEOUS PROVISIONS		55
A.	Immediate Binding Effect	55
B.	Additional Documents	55
C.	Payment of Statutory Fees	56
D.	Reservation of Rights	56
E.	Successors and Assigns	56
F.	Service of Documents	56
G.	Term of Injunctions or Stays	57
H.	Entire Agreement	57
I.	Nonseverability of Plan Provisions	57
J.	Dissolution of Committee	58

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INTRODUCTION

Avaya Inc. and its Debtor affiliates, propose this joint plan of reorganization. Capitalized terms used and not otherwise defined shall have the meanings ascribed to such terms in Article I.A. Holders of Claims and Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of the Plan. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms

As used in this Plan, capitalized terms have the meanings set forth below.

1. “7.00% ABL Intercreditor Joinder” means that certain joinder agreement (as amended, restated, supplemented, or otherwise modified from time to time) dated February 11, 2011, by and among the Cash Flow Credit Facility Agent, the Domestic ABL Credit Facility Agent, and the 7.00% Senior Secured Notes Trustee.

2. “7.00% Senior Secured Noteholders” means Holders of the 7.00% Senior Secured Notes from time to time, in their capacity as such.

3. “7.00% Senior Secured Notes” means the 7.00% senior secured first lien notes due April 1, 2019 issued pursuant to the 7.00% Senior Secured Notes Indenture.

4. “7.00% Senior Secured Notes Claims” means all Claims against any Debtor arising from or based upon the 7.00% Senior Secured Notes or the 7.00% Senior Secured Notes Indenture, including accrued but unpaid interest, costs, fees, and indemnities, which principal outstanding as of the Petition Date was in the aggregate amount equal to $1,009,000,000.00.

5. “7.00% Senior Secured Notes Indenture” means that certain indenture (as the same may have been amended, modified, supplemented, or amended and restated from time to time), dated as of February 11, 2011, for the 7.00% Senior Secured Notes by and among Avaya Inc., as the issuer, the Subsidiary Guarantors, as guarantors, and the 7.00% Senior Secured Notes Trustee.

6. “7.00% Senior Secured Notes Indenture Trustee Charging Lien” means a Lien or other priority in payment to which the 7.00% Senior Secured Notes Trustee is entitled, pursuant to the 7.00% Senior Secured Notes Indenture or any ancillary documents, instruments, or agreements.

7. 7.00% Senior Secured Notes Trustee” means The Bank of New York Mellon Trust Company, N.A., in its capacity as collateral agent and indenture trustee under the 7.00% Senior Secured Notes Indenture including any successor thereto.

8. “9.00% ABL Intercreditor Joinder” means that certain joinder agreement (as amended, restated, supplemented, or otherwise modified from time to time) dated December 21, 2012, by and among the Cash Flow Credit Facility Agent, the Domestic ABL Credit Facility Agent, and the 9.00% Senior Secured Notes Trustee.

9. “9.00% Senior Secured Noteholders” means Holders of the 9.00% Senior Secured Notes from time to time, in their capacity as such.

10. “9.00% Senior Secured Notes” means the 9.00% senior secured first lien notes due April 1, 2019 issued pursuant to the 9.00% Senior Secured Notes Indenture.

11. “9.00% Senior Secured Notes Claims” means all Claims against any Debtor arising from or based upon the 9.00% Senior Secured Notes or the 9.00% Senior Secured Notes Indenture, including accrued but unpaid interest, costs, fees, and indemnities, which principal outstanding as of the Petition Date was in the aggregate amount equal to $290,000,000.00.

12. “9.00% Senior Secured Notes Indenture” means that certain indenture (as the same may have been amended, modified, supplemented, or amended and restated from time to time) dated as of December 21, 2012, for the 9.00% Senior Secured Notes by and among Avaya Inc., as the issuer, the Subsidiary Guarantors, as guarantors, and the 9.00% Senior Secured Notes Trustee.

13. “9.00% Senior Secured Notes Indenture Trustee Charging Lien” means a Lien or other priority in payment to which the 9.00% Senior Secured Notes Trustee is entitled, pursuant to the 9.00% Senior Secured Notes Indenture or any ancillary documents, instruments, or agreements.

14. “9.00% Senior Secured Notes Trustee” means The Bank of New York Mellon Trust Company, N.A., in its capacity as collateral agent and indenture trustee under the 9.00% Senior Secured Notes Indenture, including any successor thereto.

15. “ABL Intercreditor Agreement” means that certain first lien intercreditor agreement (as amended, restated, supplemented, or otherwise modified from time to time) dated as of October 29, 2012, by and among the Cash Flow Credit Facility Agent and the Domestic ABL Credit Facility Agent, and the 7.00% Senior Secured Notes Trustee pursuant to the 7.00% ABL Intercreditor Joinder, the 9.00% Senior Secured Notes Trustee pursuant to the 9.00% ABL Intercreditor Joinder, and the Second Lien Notes Trustee pursuant to the ABL Junior Indebtedness Designation and the ABL Junior Indebtedness Joinder.

16. “ABL Junior Indebtedness Designation” means that certain junior secured indebtedness designation (as amended, restated, supplemented, or otherwise modified from time to time) dated March 7, 2013, by Avaya Inc.

17. “ABL Junior Indebtedness Joinder” means that certain junior secured indebtedness joinder (as amended, restated, supplemented, or otherwise modified from time to time) dated March 7, 2013, by and among the Cash Flow Credit Facility Agent, the Domestic ABL Credit Facility Agent, and the Second Lien Notes Trustee.

18. “Ad Hoc Crossover Group” means the ad hoc group comprising certain holders of First Lien Debt and Second Lien Notes as set forth in the Eighth Amended Verified Statement of the Ad Hoc Crossover Group Pursuant to Bankruptcy Rule 2019 [Docket No. 1132], as the same may be amended or supplemented from time to time.

19. “Ad Hoc Crossover Group Professional Fees” means, collectively, to the extent not previously paid in connection with the Chapter 11 Cases, all outstanding reasonable and documented fees (including any transaction or completion fees) and expenses of any professionals retained on behalf of the Ad Hoc Crossover Group, including (a) Stroock & Stroock & Lavan LLP, (b) Rothschild Inc., and (c) Moses & Singer LLP.

20. “Ad Hoc First Lien Group” means the ad hoc group comprising certain holders of First Lien Debt as set forth in the Eighth Amended Verified Statement Pursuant to Bankruptcy Rule 2019 [Docket No. 1146], as the same may be amended or supplemented from time to time.

21. “Ad Hoc First Lien Group Professional Fees” means, collectively, to the extent not previously paid in connection with the Chapter 11 Cases, all outstanding reasonable and documented fees (including any transaction or completion fees) and expenses of any professionals retained on behalf of the Ad Hoc First Lien Group, including (a) Akin Gump Strauss Hauer & Feld LLP, (b) PJT Partners LP, and (c) Curtis, Mallet-Prevost, Colt & Mosle LLP.

22. “Administrative Claim” means a Claim for costs and expenses of administration of the Debtors’ Estates pursuant to sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims; (c) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code; (d) fees payable to the U.S. Trustee pursuant to Section 1930 of the Judicial Code; and (e) postpetition Intercompany Debtor Claims; provided that the foregoing shall not include any Second Lien Diminution in Value Claim.

23. “Administrative Claims Bar Date” means the first Business Day that is 90 days following the Effective Date, except as specifically set forth in the Plan or a Final Order, including the Claims Bar Date Order.

24. “Administrative Claims Objection Bar Date” means the first Business Day that is 180 days after the Effective Date; provided that such date may be extended by the Bankruptcy Court at the Reorganized Debtors’ request after notice and a hearing.

25. “Advisory Agreement” means the agreement providing for the retention of Kevin J. Kennedy as an advisor to the Reorganized Debtors, which agreement shall be consistent in all respects with the term sheet attached as Exhibit B-1 of the First Lien Plan Support Agreement and shall otherwise be acceptable to the Debtors and the Requisite First Lien Creditors, in consultation with the Requisite Crossover Creditors.

26. “Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

27. “Allocation Amount” means the difference between (a) the aggregate of all adequate protection payments made with respect to the First Lien Debt pursuant to the DIP Financing Order minus (b) the greater of (i) zero and (ii) the difference between (x) the aggregate amount of all Allowed Administrative Claims, Priority Tax Claims, and Other Priority Claims allocable to the Unencumbered Value and (y) the Unencumbered Value.

28. “Allowed” means with respect to any Claim, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim Filed by the Claims Bar Date in accordance with the Claims Bar Date Order (or for which Claim under the Plan, the Bankruptcy Code or a Final Order of the Bankruptcy Court a Proof of Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules, if any, as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim Allowed pursuant to the Plan or a Final Order; provided that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or, if such an objection is so interposed and the Claim, as applicable, shall have been Allowed by a Final Order; provided, further, that (x)(i) the Debtors, prior to the Effective Date, with the consent of the Requisite First Lien Creditors, and in consultation with the Requisite Crossover Creditors and (solely with respect to General Unsecured Claims) the Committee, or (ii) Reorganized Debtors, after the Effective Date, and, solely with respect to General Unsecured Claims, in consultation with the GUC Oversight Administrator, may affirmatively determine to allow any Claim described in clause (a) or (b) notwithstanding the fact that the period within which an objection may be interposed has not yet expired and any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for, which no Proof of Claim is or has been timely Filed (if required by the Claims Bar Date Order), is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval or order of the Bankruptcy Court, and (y) notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable. “Allow,” “Allowing,” and “Allowance,” shall have correlative meanings.

29. “Assumed Executory Contract/Unexpired Lease Schedule” means the schedule (as may be amended) of Executory Contracts and/or Unexpired Leases (including any amendments or modifications thereto) that will be assumed by the Reorganized Debtors pursuant to the Plan.

30. “Avaya Hourly Pension Plan” means the qualified defined benefit pension plan titled Avaya Inc. Pension Plan.

31. “Avaya Salaried Pension Plan” means the qualified defined benefit pension plan titled Avaya Inc. Pension Plan for Salaried Employees.

32. “Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by the Debtors arising under chapter 5 of the Bankruptcy Code, including sections 502(d), 544, 545, 547, 548, 549, 550, 551, and 553(b) of the Bankruptcy Code and applicable non-bankruptcy law.

33. “Ballot” means a ballot providing for the acceptance or rejection of the Plan and to make an election with respect to the Third Party Release provided by Article VIII.D.

34. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.

35. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases, and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to section 151 of title 28 of the United States Code, the United States District Court for the Southern District of New York.

36. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

37. “Board of Directors” means the board of directors of HoldCo.

38. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

39. “Cash” means the legal tender of the United States of America or the equivalent thereof.

40. “Cash Flow Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of October 26, 2007 (as amended, restated, supplemented, or otherwise modified from time to time), among Avaya Inc., as borrower, Avaya Holdings Corp. (f/k/a Sierra Holdings Corp.), as holdings, the Subsidiary Guarantors, as guarantors, the Cash Flow Credit Facility Agent, and each of the lenders from time to time party thereto.

41. “Cash Flow Credit Facility” means the facility provided under that certain Senior Secured Credit Agreement dated as of October 26, 2007, as amended.

42. “Cash Flow Credit Facility Agent” means Citibank, N.A., in its capacity as administrative agent under the Cash Flow Credit Agreement and the other Cash Flow Credit Facility Documents, including any successors thereto.

43. “Cash Flow Credit Facility Agent Professional Fees” means, collectively, to the extent not previously paid in connection with the Chapter 11 Cases, all outstanding reasonable and documented fees and expenses of Davis Polk & Wardwell LLP in its capacity as counsel to the Cash Flow Credit Facility Agent.

44. “Cash Flow Credit Facility Claims” means all Claims against any Debtor arising under the Cash Flow Credit Facility Documents, including the Term Loan B-3 Claims, Term Loan B-4 Claims, the Term Loan B-6 Claims, the Term Loan B-7 Claims.

45. “Cash Flow Credit Facility Documents” means the Cash Flow Credit Agreement, that certain Guaranty dated October 26, 2007 (as further amended, restated, supplemented or otherwise modified thereafter) among the Cash Flow Credit Facility Agent, Avaya Inc., Avaya Holdings Corp. and certain subsidiaries of Avaya Inc. and that certain Pledge and Security Agreement dated October 26, 2007 (as further amended, restated, supplemented or otherwise modified thereafter) among the Cash Flow Credit Facility Agent, Avaya Inc., Avaya Holdings Corp. and certain subsidiaries of Avaya Inc. and all other loan documents, agreements, mortgages and other documentation executed in connection with the foregoing.

46. “Cash Flow Credit Facility Secured Parties” means the Lenders, L/C Issuers, Hedge Banks and Cash Management Banks, each as defined in the Cash Flow Credit Agreement, under the Cash Flow Credit Agreement.

47. “Cause of Action” means any action, claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law, or in equity or pursuant to any other theory of law. For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any Claim pursuant to section 362; (d) any claim or defense including fraud, mistake, duress, and usury; and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any Avoidance Actions.

48. “Challenge Claims Settlement” means the settlement of the Settled Challenge Claims and Letter Claims on the terms set forth in Article VIII, pursuant to the distributions on account of the Allowed General Unsecured Claims pursuant to Article III.B.7 hereof.

49. “Chapter 11 Cases” means: (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all of the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court

50. “Claim” shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

51. “Claims Bar Date” means May 8, 2017, as established by the Claims Bar Date Order.

52. “Claims Bar Date Order” means that certain order, entered by the Bankruptcy Court on March 22, 2017 [Docket No. 301], establishing the Claims Bar Date.

53. “Claims Objection Deadline” means the deadline for objecting to a Claim, which shall be on the date that is the later of (a) 180 days after the Effective Date and (b) such later date as may be fixed by the Bankruptcy Court, after notice and a hearing, upon a motion by the Reorganized Debtors Filed before the day that is 180 days after the Effective Date.

54. “Claims Register” means the official register of Claims maintained by the Notice and Claims Agent in the Chapter 11 Cases.

55. “Class” means a category of Holders of Claims or Interests as set forth in Article III pursuant to section 1122(a) of the Bankruptcy Code.

56. “Collective Bargaining Agreements” means: (a) that certain Agreement dated May 24, 2009, between Avaya Inc. and certain locals of the International Brotherhood of Electrical Workers, and (b) that certain Agreement dated May 25, 2009, between Avaya Inc. and certain locals of the Communications Workers of America, in each case as the same may have been amended from time to time.

57. “Comfort Letter Obligations” means the applicable Debtors’ obligations arising under the Comfort Letters.

58. “Comfort Letters” means: (a) one (1) letter agreement issued by Avaya Inc. in favor of non-Debtor affiliate Avaya International Enterprises Limited; (b) one (1) letter agreement issued by Avaya Inc. in favor of non-Debtor affiliate Avaya France SAS; (c) one (1) letter agreement issued by Avaya Inc. in favor of non-Debtor affiliate Avaya Italia SpA (“Avaya Italia”), which expired on January 29, 2017; (d) one (1) letter agreement issued by Avaya Inc. in favor of non-Debtor affiliate Avaya New Zealand Limited; (e) one (1) letter agreement issued by Avaya Inc. in favor of non-Debtor affiliate Avaya Holdings Ltd. (f) one (1) letter agreement issued by Avaya Luxembourg Investment Sarl in favor of non-Debtor affiliate Avaya Italia; (g) one (1) letter agreement issued by AISL in favor of Avaya Germany and one (1) letter agreement issued by AISL in favor of Avaya KG; (h) three (3) letter agreements issued by Avaya Inc. in favor of AISL, two of which were specifically issued in support of the German Comfort Letters; (i) one (1) letter agreement issued by AISL in favor of Avaya CIS LLC; (j) one (1) letter agreement issued by AISL in favor of Avaya EMEA Ltd. (Saudi Branch); and (k) one (1) Deed, dated October 25, 2012, executed by Avaya Inc. in support of certain obligations of non-Debtor affiliate Aurix Limited.

59. “Committee” means the statutory committee of unsecured creditors, appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code by the U.S. Trustee, pursuant to the Appointment of Official Committee of Unsecured Creditors [Docket No. 100] on January 31, 2017.

60. “Committee Members” means, each in its capacity as a member of the Committee: (a) Wistron Corporation; (b) PBGC; (c) Communication Workers of America; (d) Flextronics Telecom Systems, Ltd.; (e) AT&T Services, Inc.; (f) SAE Power Inc. and SAE Power Company; and (g) Network-1 Technologies, Inc.

61. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

62. “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

63. “Confirmation Order” means the order of the Bankruptcy Court, which shall be in form and substance materially consistent with this Plan and otherwise reasonably acceptable to the Debtors, the Requisite First Lien Creditors, the Requisite Crossover Creditors, the Committee, and PBGC, confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

64. “Consummation” means the occurrence of the Effective Date.

65. “Contingent DIP Obligations” means all of the Debtors’ obligations under the DIP Documents and the DIP Financing Order that are contingent and/or unliquidated (including, without limitation, those set forth in Section 10.04 and Section 10.05 of the DIP Financing Credit Agreement), other than DIP Financing Claims that are paid in full in Cash on or prior to the Effective Date and contingent indemnification obligations as to which a claim has been asserted on or prior to the Effective Date.

66. “Crossover Consenting Creditors” means the Holder Parties (as defined in the Crossover Plan Support Agreement).

67. “Crossover Plan Support Agreement” means that certain Plan Support Agreement dated as of October 23, 2017 among the Debtors and the Crossover Consenting Creditors, as the same may be amended, modified, or amended and restated from time to time in accordance with its terms.

68. “Cure Claim” means a monetary Claim based upon the Debtors’ defaults under any Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code.

69. “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) of any of the Debtors for current or former directors’, managers’, and officers’ liability.

70. “Debtors” means, collectively: (a) Avaya Inc.; (b) Avaya CALA Inc.; (c) Avaya EMEA Ltd.; (d) Avaya Federal Solutions, Inc.; (e) Avaya Holdings Corp.; (f) Avaya Holdings LLC; (g) Avaya Holdings Two, LLC; (h) Avaya Integrated Cabinet Solutions Inc.; (i) Avaya Management Services Inc.; (j) Avaya Services Inc.; (k) Avaya World Services Inc.; (l) Octel Communications LLC; (m) Sierra Asia Pacific Inc.; (n) Sierra Communication International LLC; (o) Technology Corporation of America, Inc.; (p) Ubiquity Software Corporation; (q) VPNet Technologies, Inc.; and (r) Zang, Inc., the debtors and debtors in possession in the Chapter 11 Cases.

71. “DIP Documents” has the meaning set forth in the DIP Financing Order.

72. “DIP Financing” means that certain debtor-in-possession financing facility, pursuant to the DIP Financing Credit Agreement and the DIP Financing Order.

73. “DIP Financing Agent” means Citibank, N.A., solely in its capacity as administrative agent under the DIP Financing Credit Agreement, including any successor thereto.

74. “DIP Financing Agent Professional Fees” means, collectively, to the extent not previously paid in connection with the Chapter 11 Cases, all outstanding reasonable and documented fees and expenses of Davis Polk & Wardwell LLP in its capacity as counsel to the DIP Financing Agent.

75. “DIP Financing Claims” means any Claim held by the DIP Financing Lenders, the DIP L/C Issuer, or the DIP Financing Agent arising under or related to the DIP Financing Credit Agreement or the DIP Financing Order, including any and all fees, interest paid in kind, and accrued but unpaid interest and fees arising under the DIP Financing Credit Agreement.

76. “DIP Financing Credit Agreement” means that certain Superpriority Secured Debtor-In-Possession Credit Agreement, dated as of January 24, 2017 (as amended, supplemented, or otherwise modified from time to time in accordance with its terms), by and among Avaya Inc., as borrower, Avaya Holdings Corp., as holdings, the Subsidiary Guarantors, as guarantors, the DIP Financing Agent, the DIP L/C Issuer, and the DIP Financing Lenders, as approved by the DIP Financing Order

77. “DIP Financing Lenders” means the DIP L/C Issuer, the DIP Financing Agent, the banks, financial institutions, and other lenders party to the DIP Financing from time to time, and each arranger, bookrunner, syndication agent, manager, and documentation agent under the DIP Financing.

78. “DIP Financing Order” means the Final Order (I) Authorizing Debtors (A) to Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(c), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e), and (b) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 (II) Granting Adequate Protection to Prepetition Secured Parties Pursuant To 11 U.S.C. §§ 361, 362, 363, 364 and 507(b) entered by the Bankruptcy Court on March 10, 2017 [Docket No. 230].

79. “DIP L/C Facility” means the cash collateralized letter of credit facility of up to $150,000,000 under the DIP Financing.

80. “DIP L/C Issuer” means Citibank, N.A., in its capacity as an issuer of letters of credit under the DIP L/C Facility.

81. “Disclosure Statement” means the Amended Disclosure Statement for the First Amended Joint Chapter 11 Plan of Reorganization of Avaya Inc. and Its Debtor Affiliates, dated as of August 24, 2017 (as may be further amended, supplemented, or modified from time to time in accordance with its terms), as supplemented by the Disclosure Statement Supplement for the Second Amended Joint Chapter 11 Plan of Reorganization of Avaya Inc. and Its Debtor Affiliates, including all exhibits and schedules thereto and references therein that relate to the Plan that are prepared and distributed in accordance with applicable law.

82. “Disclosure Statement Order” means the order approving the Disclosure Statement entered by the Bankruptcy Court on August 25, 2017 [Docket No. 1028], as supplemented by the Order (I) Approving the Debtors’ Continued Solicitation of the Second Amended Plan and the Adequacy of the Supplemental Disclosure in Connection Therewith, (II) Establishing Certain Deadlines and Procedures in Connection With Plan Confirmation and Shortening Notice With Respect Thereto, (III) Approving Supplemental Solicitation Materials in Connection Therewith, and (IV) Granting Related Relief entered by the Bankruptcy Court on October 31, 2017 [Docket No. 1419].

83. “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan.

84. “Distribution Record Date” means the date for determining which Holders of Allowed Claims (other than Holders of First Lien Debt Claims, Second Lien Notes Claims, and PBGC Claims) are eligible to receive distributions under the Plan, which, unless otherwise specified, shall be the Voting Deadline.

85. “Domestic ABL Credit Agreement” means that certain credit agreement, dated as of October 26, 2007 (as amended, restated, supplemented, or otherwise modified from time to time), among Avaya Inc., as parent borrower, Avaya Holdings Corp. (f/k/a Sierra Holdings Corp.), as holdings, the Subsidiary Guarantors, as guarantors, the Domestic ABL Credit Facility Agent, and each of the lenders from time to time party thereto.

86. “Domestic ABL Credit Facility” means that certain credit facility provided by the Domestic ABL Credit Facility Documents.

87. “Domestic ABL Credit Facility Agent” means Citicorp USA, Inc., in its capacity as administrative agent and collateral agent under the Domestic ABL Credit Agreement and the other Domestic ABL Credit Facility Documents, including any successor thereto.

88. “Domestic ABL Credit Facility Documents” means the Domestic ABL Credit Agreement and all related agreements and documents executed by any of the Debtors in connection with the Domestic ABL Credit Agreement.

89. “DTC” means The Depository Trust Company.

90. “Effective Date” means, with respect to the Plan, the date that is a Business Day selected by the Debtors, in consultation with the Ad Hoc First Lien Group, the Ad Hoc Crossover Group, the Committee, and PBGC, on which: (a) no stay of the Confirmation Order is in effect; (b) all conditions precedent specified in Article IX.B have been satisfied or waived (in accordance with Article IX.C); and (c) the Plan is declared effective. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

91. “Encumbered Value” means the portion of Reorganized Avaya Total Enterprise Value that is allocable to the value of collateral securing the First Lien Debt.

92. “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

93. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

94. “Exculpated Parties” means, collectively: (a) the Debtors; (b) the Committee Members; (c) the Committee, and (d) with respect to each of the foregoing, such Entity’s current and former Interest holders (regardless of whether such interests are held directly or indirectly), subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

95. “Executive Employment Agreement” means the agreement providing for the employment of James M. Chirico, Jr., as Chief Executive Officer of the Reorganized Debtors, which agreement shall be consistent in all respects with the term sheet attached as Exhibit B-2 of the First Lien Plan Support Agreement and shall otherwise be acceptable to the Debtors and the Requisite First Lien Creditors, in consultation with the Requisite Crossover Creditors.

96. “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

97. “Exit Facility” means a senior secured credit facility with a principal amount of up to $300,000,000, with the capacity for the issuance of letters of credit, in form and substance acceptable to the Debtors and the Requisite First Lien Creditors, and, solely with respect to increases or decreases to the principal amount of the Exit Facility, with the reasonable consent of the Requisite Crossover Creditors, entered into pursuant to the Exit Facility Documents.

98. “Exit Facility Documents” means, collectively, all agreements, documents, and instruments delivered or entered into in connection with the Exit Facility (including any guarantee agreements, pledge and collateral agreements, and other security documents), which shall be materially consistent with the Plan and otherwise reasonably acceptable to the Debtors and the Requisite First Lien Creditors, in consultation with the Requisite Crossover Creditors.

99. “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date, compounded annually.

100. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim or proof of Interest, the Notice and Claims Agent.

101. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought; provided, that, the possibility that a request for relief under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Bankruptcy Rules of the Bankruptcy Court or applicable non-bankruptcy law, may be filed relating to such order shall not prevent such order from being a Final Order.

102. “First Lien Agents” means, collectively, the 7.00% Senior Secured Notes Trustee, the 9.00% Senior Secured Notes Trustee, and the Cash Flow Credit Facility Agent.

103. “First Lien Cash Distribution” means the distribution of Cash to the Holders of First Lien Debt Claims from the syndication of the New Secured Debt reduced by the New Secured Debt Cash Deductions.

104. “First Lien Consenting Creditors” means the Holder Parties (as defined in the First Lien Plan Support Agreement).

105. “First Lien Debt” means, collectively, (a) the 7.00% Senior Secured Notes; (b) the 9.00% Senior Secured Notes; and (c) indebtedness under the Cash Flow Credit Facility.

106. “First Lien Debt Claims” means, collectively, the 7.00% Senior Secured Notes Claims, the 9.00% Senior Secured Notes Claims, the Cash Flow Credit Facility Claims, and the First Lien Debt Deficiency Claims.

107. “First Lien Debt Deficiency Claims” means the deficiency Claims on account of the First Lien Debt.

108. “First Lien Indentures” means, collectively, the 7.00% Senior Secured Notes Indenture, together with the 9.00% Senior Secured Notes Indenture.

109. “First Lien Intercreditor Agreement” means that certain first lien intercreditor agreement, dated as of February 11, 2011 (as amended, restated, modified, and supplemented from time to time), by and among Avaya Inc., the Guarantors (as defined in the First Lien Intercreditor Agreement) party thereto, the Cash Flow Credit Facility Agent, as General Credit Facilities Collateral Agent and Authorized Representative for the General Credit Facilities Secured Parties (as defined in the First Lien Intercreditor Agreement), and the 7.00% Senior Secured Notes Trustee, as the Initial Additional Authorized Representative (as defined in the First Lien Intercreditor Agreement), and, pursuant to the First Lien Intercreditor Joinder, the 9.00% Senior Secured Notes Trustee, as Additional Authorized Representative (as defined in the First Lien Intercreditor Agreement).

110. “First Lien Intercreditor Joinder” means that certain Joinder Agreement No. 1 (as amended, restated, supplemented, or otherwise modified from time to time) dated December 21, 2012, by and among the Cash Flow Credit Facility Agent, the 7.00% Senior Secured Notes Trustee, and the 9.00% Senior Secured Notes Trustee.

111. “First Lien Notes” means, collectively, the 7.00% Senior Secured Notes and the 9.00% Senior Secured Notes.

112. “First Lien Notes Claims” means, collectively, the 9.00% Senior Secured Notes Claims and the 7.00% Senior Secured Notes Claims.

113. “First Lien Notes Trustee Professional Fees” means, collectively, to the extent not previously paid in connection with the Chapter 11 Cases, all outstanding reasonable and documented fees and expenses of (a) Morgan, Lewis & Bockius LLP and (b) Greenhill & Co., LLC.

114. “First Lien Plan Support Agreement” means that certain Plan Support Agreement dated as of August 6, 2017 among the Debtors and the First Lien Consenting Creditors, as the same may be amended, modified, or amended and restated from time to time in accordance with its terms.

115. “First Lien Reorganized HoldCo Equity Distribution” means 90.5% of the Reorganized HoldCo Common Stock (subject to dilution by the Warrants and the Management Equity Incentive Plan) less the General Unsecured Recovery Equity Reserve.

116. “General Unsecured Claim” means any Unsecured Claim, other than: (a) Administrative Claims; (b) Professional Fee Claims; (c) Priority Tax Claims; (d) Other Priority Claims; (e) PBGC Claims; (f) First Lien Debt Deficiency Claims; (g) Second Lien Notes Claims; (h) Section 510(b) Claims; (i) Intercompany Debtor Claims; and (j) Subsidiary Claims.

117. “General Unsecured Recovery Amount” means $57,500,000 in aggregate value, less any GUC Oversight Administrator Costs not reimbursed by the Reorganized Debtors as provided herein, in the form of Cash, Reorganized HoldCo Common Stock or a combination of Cash and Reorganized HoldCo Common Stock.

118. “General Unsecured Recovery Cash Pool” means Cash in the amount of up to $57,500,000 on account of the Challenge Claims Settlement to (x) fund distributions as provided herein on account of General Unsecured Claims and (y) pay the GUC Oversight Administrator Costs to the extent such costs are not reimbursed by the Reorganized Debtors as provided herein.

119. “General Unsecured Recovery Cash Pool Account” means a segregated account to be funded on or prior to the Effective Date in accordance with Article IV.E.

120. “General Unsecured Recovery Equity Reserve” means up to 2.55% of Reorganized HoldCo Common Stock (subject to dilution by the Warrants and the Management Equity Incentive Plan) to be reserved on or prior to the Effective Date in accordance with Article IV.E for distributions of Reorganized HoldCo Common Stock (with the number of shares being calculated based on the Reorganized Avaya Total Enterprise Value) to Holders of Allowed General Unsecured Claims that irrevocably elect to receive a distribution on account of such Claim in the form of Reorganized HoldCo Common Stock (and not Cash).

121. “Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

122. “GUC Election” means an election mechanism provided in each Ballot permitting each Holder of a General Unsecured Claim entitled to vote on the Plan to irrevocably elect to receive a distribution on account of its Allowed General Unsecured Claim in the form of Reorganized HoldCo Common Stock (and not Cash), which must be submitted on or prior to the Voting Deadline.

123. “GUC Oversight Administrator” means the individual appointed by the Committee in accordance with Article IV.O of the Plan.

124. “GUC Oversight Administrator Costs” means the reasonable costs and expenses of the GUC Oversight Administrator, including reasonable professionals’ fees and expenses; provided that the Reorganized Debtors shall reimburse such fees and expenses incurred from the Effective Date through the first (1st) anniversary of the Effective Date in an amount not to exceed $500,000 in the aggregate.

125. “GUC Oversight Administrator Reserve” means Cash, in an amount to be disclosed in the Plan Supplement and to be determined by the Committee in consultation with the Debtors, the Requisite First Lien Creditors, and the Requisite Crossover Creditors, reserved from the General Unsecured Recovery Cash Pool for payment of the GUC Oversight Administrator Costs that are not reimbursed by the Reorganized Debtors as provided herein.

126. “GUC Settlement Procedures” means the procedures governing the rights of the GUC Oversight Administrator with respect to the Allowance of General Unsecured Claims by the Reorganized Debtors (which shall include, for the avoidance of doubt (i) advance notice of the Reorganized Debtors’ intention to settle disputed General Unsecured Claims above a certain threshold and an opportunity to object to such settlements, and (ii) the right to file objections to, or motions to estimate, General Unsecured Claims above a certain threshold), on terms to be agreed upon among the Debtors, the Committee, and the Requisite First Lien Creditors, in consultation with the Requisite Crossover Creditors.

127. “HoldCo” means Avaya Holdings Corp.

128. “HoldCo Allocation Amount” means 71% of the total Allocation Amount, which is the percentage of First Lien Debt Claims consisting of Cash Flow Credit Facility Claims, based on the outstanding principal plus accrued interest as of the Petition Date.

129. “HoldCo Interests” means (a) all Interests in HoldCo; and (b) any claim subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

130. “Holder” means an Entity holding a Claim or an Interest, as applicable, each solely in its capacity as such.

131. “Impaired” means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

132. “Indemnification Obligations” means each of the Debtors’ indemnification obligations in place as of the Effective Date, whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, management or indemnification agreements, or employment or other contracts, for their current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals and agents of the Debtors.

133. “Initial General Unsecured Claims Distribution Date” means the date on which the Distribution Agent shall make initial distributions to Holders of Allowed General Unsecured Claims pursuant to the Plan, which shall be the first Business Day following the earlier of (x) the date upon which all Allowed General Unsecured Claims are Allowed or disallowed by Final Order or (y) the date upon which the Bankruptcy Court shall have entered a Final Order authorizing a partial distribution on account of Allowed General Unsecured Claims after notice and a hearing upon a motion filed by the Reorganized Debtors.

134. “Intercompany Debtor Claims” means any Claim held by a Debtor against any Debtor, including, for the avoidance of doubt, all prepetition Intercompany Debtor Claims.

135. “Intercompany Interest” means an Interest held by a Debtor in another Debtor or a non-Debtor subsidiary.

136. “Interests” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in the Debtors (including all options, warrants, rights, or other securities or agreements to obtain such an interest or share in such Debtor), whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security, including any claim against the Debtors subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

137. “Interim Compensation Order” means that certain order, entered by the Bankruptcy Court on March 28, 2017 [Docket No. 324], establishing procedures for the compensation of Professionals.

138. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

139. “Letter Claims” means the potential Claims and Causes of Action described by the Committee in correspondence dated June 7, 2017.

140. “Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

141. “Management Equity Incentive Plan” means the post-Effective Date management equity incentive plan, which shall provide for, among other things, 6% of Reorganized HoldCo Common Stock, or other Interests in Reorganized HoldCo, on a fully diluted basis, to be reserved for directors, officers, and employees of the Reorganized Debtors, with awards and terms and conditions thereunder determined by the Reorganized HoldCo Board, except as otherwise set forth in the Executive Employment Agreement, the terms of which shall be filed with the Plan Supplement and shall be acceptable to the Requisite First Lien Creditors, and, solely with respect to increases in the amount of Reorganized HoldCo Common Stock to be distributed, shall be reasonably acceptable to the Requisite Crossover Creditors.

142. “New Agent” means the entity approved as administrative agent under the New Secured Debt Documents.

143. “New Reorganized Debt” means, collectively, the New Secured Debt and the Exit Facility.

144. “New Reorganized Debt Documents” means, collectively, the New Secured Debt Documents and the Exit Facility Documents.

145. “New Secured Debt” means secured indebtedness with an aggregate principal amount of not less than the Syndication Amount in form and substance materially consistent with the New Secured Debt Term Sheet and otherwise acceptable to the Debtors and the Requisite First Lien Creditors, and, solely with respect to increases or decreases to the Syndication Amount, shall be reasonably acceptable to the Requisite Crossover Creditors.

146. “New Secured Debt Cash Deductions” means the amount of Cash proceeds from the syndication of the New Secured Debt totaling the amount necessary for (a) repayment of DIP Financing Claims, (b) payment of the PBGC Cash Consideration, (c) the payment of fees and expenses in connection with the New Secured Debt; and (d) funding the General Unsecured Recovery Cash Pool Account, in each case as provided herein; provided, that to the extent the aggregate pro forma Cash on hand of the Debtors and their non-Debtor subsidiaries on the Effective Date, after all payments required to be made on or before the Effective Date in accordance with the Plan, is projected to exceed $350,000,000, such excess Cash shall be used to reduce the New Secured Debt Cash Deductions on a dollar for dollar basis.

147. “New Secured Debt Documents” means, collectively, all agreements, documents, and instruments delivered or entered into in connection with the New Secured Debt (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents), which shall be in form and substance acceptable to the Debtors and the Requisite First Lien Creditors, in consultation with the Requisite Crossover Creditors.

148. “New Secured Debt Term Sheet” means that certain term sheet attached as Exhibit E to the First Lien Plan Support Agreement.

149. “Notice and Claims Agent” means Prime Clerk LLC, the notice, claims, and solicitation agent retained by the Debtors pursuant to the Order (I) Authorizing and Approving Employment and Retention of Prime Clerk LLC as Claims and Noticing Agent for the Debtors and Debtors in Possession Nunc Pro Tunc to the Petition Date, (II) Granting Related Relief [Docket No. 48] and Order (I) Authorizing and Approving Employment and Retention of Prime Clerk LLC as Administrative Advisor for the Debtors and Debtors in Possession Nunc Pro Tunc to the Petition Date and (II) Granting Related Relief [Docket No. 285].

150. “OPEB” means non-pension postretirement benefit obligations.

151. “Other Priority Claim” means any Claim against any Debtor entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; (b) a Priority Tax Claim; (c) a DIP Financing Claim; or (d) a Professional Fee Claim.

152. “Other Secured Claim” means any Secured Claim against any Debtor, including any Secured Tax Claim, other than: (a) a First Lien Debt Claim; (b) a Second Lien Notes Claim; or (c) a DIP Financing Claim. For the avoidance of doubt, “Other Secured Claims” includes any Claim arising under, derived from, or based upon any letter of credit issued in favor of one or more Debtors, the reimbursement obligation for which is either secured by a Lien on collateral or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

153. “PBGC” means Pension Benefit Guaranty Corporation.

154. “PBGC Cash Consideration” means Cash in an amount equal to $340,000,000, subject to the terms and conditions of the PBGC Settlement.

155. “PBGC Claims” means the Allowed Claims pursuant to the PBGC Stipulation of Settlement and pursuant to the PBGC Settlement Order and/or this Plan, in full and final satisfaction of any Claims, including but not limited to, any and all Claims for unpaid required contributions, unfunded liabilities, PBGC premiums and PBGC termination premiums, arising in connection with the sponsorship, establishment and maintenance of the Avaya Salaried Pension Plan, and the termination thereof, (including in respect of Claims against the Debtors’ and their non-Debtor affiliates on account of alleged “controlled group” liability).

156. “PBGC Settlement” means the settlement with PBGC, the principal terms of which are set forth in the PBGC Stipulation of Settlement.

157. “PBGC Settlement Documents” means, collectively, all agreements, documents, and instruments delivered or entered into in connection with the PBGC Settlement.

158. “PBGC Settlement Order” means the order of the Bankruptcy Court, which shall be in form and substance materially consistent with the PBGC Stipulation of Settlement and otherwise reasonably acceptable to the Debtors, PBGC, the Requisite First Lien Creditors, and, solely with respect to the treatment provided on account of PBGC Claims, the Requisite Crossover Creditors, approving the PBGC Settlement.

159. “PBGC Stipulation of Settlement” means that certain settlement dated as of August 10, 2017 [Docket No. 928], as the same may be amended, modified, or supplemented from time to time in accordance with its terms.

160. “Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

161. “Petition Date” means January 19, 2017.

162. “Plan” means this Second Amended Joint Chapter 11 Plan of Reorganization of Avaya Inc. and Its Debtor Affiliates (including the Plan Supplement and all exhibits hereto and thereto), as the same may be amended, modified, supplemented or amended and restated from time to time.

163. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, each of which shall be in form and substance materially consistent with this Plan and otherwise acceptable to the Debtors and the Requisite First Lien Creditors, to be Filed by the Debtors prior to the Confirmation Hearing, including: (a) Reorganized HoldCo Organizational Documents; (b) the Rejected Executory Contracts and Unexpired Leases Schedule; (c) the Assumed Executory Contract and Unexpired Lease Schedule; (d) the identity of the members of the Reorganized HoldCo Board and executive management for Reorganized HoldCo; (e) a schedule of retained Causes of Action; (f) the Management Equity Incentive Plan; (g) the Executive Employment Agreement; (h) the Advisory Agreement; (i) the New Reorganized Debt Documents; (j) the identification of the GUC Oversight Administrator; (k) the amount to be held in the GUC Oversight Administrator Reserve; (l) the GUC Settlement Procedures; (m) the Registration Rights Agreement; and (n) the Warrant Agreement. Any reference to the Plan Supplement in the Plan shall include each of the documents identified above as (a) through (n), as applicable; provided that the Warrant Agreement and Registration Rights Agreement shall each be in form and substance materially consistent with this Plan and otherwise reasonably acceptable to each of the Requisite First Lien Creditors, the Requisite Crossover Creditors, and the Debtors. The Debtors shall be entitled to amend such documents in accordance with their respective terms and Article X through and including the Effective Date.

164. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

165. “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that respective Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan, as applicable.

166. “Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date, pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

167. “Professional Fee Claims” means all Claims for fees and expenses (including transaction and success fees) incurred by a Professional on after the Petition Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court.

168. “Professional Fee Claims Estimate” means the aggregate unpaid Professional Fee Claims through the Effective Date as estimated in accordance with Article II.C.3.

169. “Professional Fee Escrow” means an interest-bearing escrow account established and funded pursuant to Article II.C.2.

170. “Professional Fee Escrow Agent” means an escrow agent for the Professional Fee Escrow Account appointed pursuant to Article II.C.2 and the escrow agreement entered into pursuant thereto.

171. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

172. “Quarterly Distribution Date” means the first Business Date after the end of each quarterly calendar period (i.e., March 31, June 30, September 30, and December 31 of each calendar year) occurring after the Effective Date.

173. “Registration Rights Agreement” means, that certain Reorganized HoldCo registration rights agreement, the material terms of which shall be included in the Plan Supplement and shall be reasonably acceptable to the Debtors, the Requisite First Lien Creditors, and the Requisite Crossover Creditors.

174. “Reinstated” or “Reinstatement” means, with respect to Claims and Interests, the treatment provided for in section 1124 of the Bankruptcy Code.

175. “Rejected Executory Contracts and Unexpired Leases Schedule” means the schedule (including any amendments or modifications thereto), if any, of certain Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, as set forth in the Plan Supplement, as may be amended by the Debtors in consultation with the Requisite First Lien Creditors and the Requisite Crossover Creditors from time to time.

176. “Released Party” means each of the following in their capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) each of the Debtors’ Estates; (d) the Shareholders; (e) the First Lien Consenting Creditors; (f) the Crossover Consenting Creditors; (g) PBGC; (h) the Cash Flow Credit Facility Agent and DIP Financing Agent; (i) the 7.00% Senior Secured Notes Trustee; (j) the 9.00% Senior Secured Notes Trustee; (k) the Second Lien Notes Trustee; (l) the Committee; (m) the Committee Members; and (n) with respect to each of the foregoing Entities in clauses (a) through (m), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

177. “Releasing Party” means each of the following in their capacity as such: (a) all Holders of Claims who vote to accept the Plan; (b) the First Lien Consenting Creditors; (c) the Crossover Consenting Creditors; (d) PBGC; (e) the Cash Flow Credit Facility Agent and DIP Financing Agent; (f) the 7.00% Senior Secured Notes Trustee; (g) the 9.00% Senior Secured Notes Trustee; (h) the Second Lien Notes Trustee; (i) the Committee; (j) the Committee Members; (k) all other Holders of Claims who are deemed to accept the Plan and who do not timely submit a duly completed opt-out form in accordance with the Disclosure Statement Order; and (l) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing Entities in clauses (a) through (k), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, and officers, to the extent such director, manager, or officer provides express consent, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

178. “Reorganized Avaya” means Avaya Inc., or any successors thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

179. “Reorganized Avaya Total Enterprise Value” means $5,721 million, which includes $201 million attributed to certain of the Debtors’ intellectual property.

180. “Reorganized Debtors” means the Debtors, or any successors thereto, by merger, consolidation, or otherwise, on or after the Effective Date, including Reorganized Avaya and Reorganized HoldCo.

181. “Reorganized Debtors Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, or such other applicable formation documents of each Reorganized Debtor, all in form and substance reasonably acceptable to the Debtors and the Requisite First Lien Creditors, in consultation with the Requisite Crossover Creditors.

182. “Reorganized HoldCo” means HoldCo, or any successors thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

183. “Reorganized HoldCo Board” means the initial board of directors, members, or managers, as applicable, of Reorganized HoldCo identified in that certain correspondence by Debtors’ counsel to each of the Ad Hoc First Lien Group and Ad Hoc Crossover Group dated as of October 19, 2017; provided that in the event any such Person identified in that correspondence as a prospective member of the Reorganized HoldCo Board is unwilling or unable to serve in such capacity, a replacement for such individual shall be determined in accordance with the First Lien Plan Support Agreement in consultation with the Requisite Crossover Creditors.

184. “Reorganized HoldCo Common Stock” means the common stock, par value of $0.01 per share, of Reorganized HoldCo to be issued upon consummation of the Plan, which shall not be less than 100,000,000 shares.

185. “Reorganized HoldCo Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, or such other applicable formation documents of Reorganized HoldCo, which forms shall be included in the Plan Supplement all in form and substance reasonably acceptable to the Debtors and the Requisite First Lien Creditors, in consultation with the Requisite Crossover Creditors.

186. “Requisite Crossover Creditors” shall have the meaning set forth in the Crossover Plan Support Agreement.

187. “Requisite First Lien Creditors” shall have the meaning set forth in the First Lien Plan Support Agreement.

188. “Restructuring Transactions” shall have the meaning set forth in Article IV.A hereof.

189. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified, or supplemented from time to time.

190. “Second Lien Diminution in Value Claim” means any Claim against the Debtors arising from or related to diminution in value, if any, with respect to the Liens or collateral securing the Second Lien Notes as of the Petition Date, including, if any, any Claims (x) asserting priority under section 507(b) of the Bankruptcy Code on account of the Second Lien Notes (or Liens or collateral securing the Second Lien Notes) or (y) arising under Paragraphs 22(a), 22(b), and/or 22(c) of the DIP Financing Order.

191. “Second Lien Noteholders” means the holders of Second Lien Notes.

192. “Second Lien Notes” means the 10.50% second lien notes due March 1, 2021 issued pursuant to the Second Lien Notes Indenture.

193. “Second Lien Notes Claims” means any Claim, including any deficiency Claim, against any Debtor arising from or based upon the Second Lien Notes or the Second Lien Notes Indenture, including any Second Lien Diminution in Value Claim.

194. “Second Lien Notes Indenture” means that certain indenture, dated as of March 7, 2013 (as the same may have been amended, modified, supplemented, or amended and restated from time to time), for the Second Lien Notes by and among Avaya Inc., as the issuer, the Subsidiary Guarantors, as guarantors, and the Second Lien Notes Trustee.

195. “Second Lien Notes Indenture Trustee Charging Lien” means a Lien or other priority in payment to which the Second Lien Notes Trustee in its capacity as collateral agent and indenture trustee is entitled, pursuant to the Second Lien Notes Indenture or any ancillary documents, instruments, agreements, or any principle of law.

196. “Second Lien Notes Settlement Equity Distribution” means a distribution of 4.0% of the Reorganized HoldCo Equity, subject to dilution by the Warrants and the Management Equity Incentive Plan.

197. “Second Lien Notes Trustee” means Wilmington Savings Fund Society, FSB, in its capacity as collateral agent and indenture trustee under the Second Lien Notes Indenture, including any successor thereto.

198. “Second Lien Notes Trustee And Professional Fees” means, collectively, to the extent not previously paid in connection with the Chapter 11 Cases, all outstanding reasonable and documented fees and expenses of (a) the Second Lien Notes Trustee, (b) Wilmer Cutler Pickering Hale and Dorr LLP, and (c) Berkeley Research Group, LLC.

199. “Section 510(b) Claims” means any Claim against any Debtor: (a) arising from the rescission of a purchase or sale of a Security of any Debtor or an affiliate of any Debtor; (b) for damages arising from the purchase or sale of such a Security; (c) or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a claim; provided that a Section 510(b) Claim shall not include any claims subject to subordination under section 510(b) of the Bankruptcy Code arising from or related to an equity interest.

200. “Secured” means, when referring to a Claim, a Claim secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by a Final Order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the applicable creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, in each case, as determined pursuant to section 506(a) of the Bankruptcy Code.

201. “Secured Tax Claim” means any Secured Claim against any Debtor that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

202. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended, together with the rules and regulations promulgated thereunder.

203. “Securities Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a–78nn.

204. “Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

205. “Settled Challenge Claims” means all potential Claims and potential Causes of Action which could have been asserted on behalf of the Debtors or their Estates with respect to any Lien or security interest purportedly securing the Retained Claims Collateral (as defined in the DIP Financing Order).

206. “Shareholders” means each of the current and former Holders of HoldCo Interests from time to time, including those Entities identified as shareholders pursuant to the Amended List of Equity Security Holders filed at [Docket No. 7], In re Avaya Holdings Corp., Case No. 17-10098 (Bankr. S.D.N.Y. Feb. 10, 2017), as the same may be amended, modified, or supplemented from time to time.

207. “Subsidiary Claims” means any Claim of a non-Debtor subsidiary of Avaya Inc. against any Debtor.

208. “Subsidiary Guarantors” means, each Debtor other than (a) Avaya Inc.; (b) Avaya Holdings Corp.; and (c) Sierra Communication International LLC.

209. “Subsidiary Intercompany Claims” means any Claim of a non-Debtor subsidiary of Avaya Inc. against any other non-Debtor or Debtor.

210. “Syndication Amount” means $2,925,000,000, inclusive of any original issue discount.

211. “Term Loan B-3 Claims” means all Claims against any Debtor arising from or based upon the B-3 term loans incurred under the Cash Flow Credit Facility Documents, which principal outstanding as of the Petition Date was in the aggregate amount equal to $615,928,097.

212. “Term Loan B-4 Claims” means all Claims against any Debtor arising from or based upon the B-4 term loans incurred under the Cash Flow Credit Facility Documents, which principal outstanding as of the Petition Date was in the aggregate amount equal to $819,794.

213. “Term Loan B-6 Claims” means all Claims against any Debtor arising from or based upon the B-6 term loans incurred under the Cash Flow Credit Facility Documents, which principal outstanding as of the Petition Date was in the aggregate amount equal to $537,033,060.

214. “Term Loan B-7 Claims” means all Claims against any Debtor arising from or based upon the B-7 term loans incurred under the Cash Flow Credit Facility Documents, which principal outstanding as of the Petition Date was in the aggregate amount equal to $2,080,946,472.

215. “U.S. Qualified Pension Plans” means the Avaya Hourly Pension Plan and the Avaya Salaried Pension Plan.

216. “U.S. Trustee” means the Office of the United States Trustee for Region 2.

217. “Unencumbered Value” means the portion of Reorganized Avaya Total Enterprise Value that is not Encumbered Value.

218. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

219. “Unimpaired” means, with respect to a Claim or a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

220. “Unsecured” means, with respect to any Claim, any Claim that is not a Secured Claim.

221. “Voting Deadline” means 4:00 p.m. (Eastern Time) on November 24, 2017, as specifically set forth in the Disclosure Statement Order, which is the deadline for submitting Ballots to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code.

222. “Warrant Agreement” means that certain warrant agreement setting forth the full terms and conditions of the Warrants, which will be filed with the Plan Supplement and shall be in form and substance consistent with the Warrant Term Sheet and acceptable to the Requisite Fist Lien Creditors and Requisite Crossover Creditors.

223. “Warrants” means those certain warrants to acquire 5.132% of Reorganized HoldCo Common Stock (calculated as of the Effective Date and not including any shares issuable upon exercise of the Warrants and not including, and subject to dilution on account of, equity issued under the Management Equity Incentive Plan and, for the avoidance of doubt, any other share issuances following the Effective Date), having the terms set forth in the Warrant Term Sheet and the Warrant Agreement.

224. “Warrant Term Sheet” means the term sheet attached to the First Lien Plan Support Agreement and the Crossover Plan Support Agreement, setting forth the material terms of the Warrants.

B.	Rules of Interpretation

For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) except as otherwise provided herein, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) except as otherwise provided, any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, restated, supplemented, or otherwise modified in accordance with the Plan; (4) unless otherwise specified herein, all references herein to “Articles” are references to Articles of the Plan or hereto; (5) unless otherwise stated herein, the words “herein,” “hereof,” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (6) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (7) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (8) unless otherwise specified, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the Plan; (9) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (10) any docket number references in the Plan shall refer to the docket number of any document Filed with the Bankruptcy Court in the Chapter 11 Cases; (11) references to “Proofs of Claim,” “Holders of Claims,” “disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “disputed Interests,” and the like as applicable; (12) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (13) any immaterial effectuating provisions may be interpreted by the Debtors, with the consent of the Requisite First Lien Creditors (which consent shall not be unreasonably withheld), the Requisite Crossover Creditors (solely with respect to the treatment provided on account of Holders of Second Lien Notes Claims and the treatment provided to them on account of the PBGC Settlement, and such consent shall not be unreasonably withheld) and the Committee (solely with respect to the treatment provided on account of Holders of General Unsecured Claims, and such consent shall not be unreasonably withheld), or after the Effective Date, the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (14) except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided that corporate or limited liability company governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated or formed (as applicable) in the State of New York shall be governed by the laws of the state of incorporation or formation (as applicable) of the applicable Debtor or Reorganized Debtor.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

ARTICLE II.

ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, including DIP Financing Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the classification of Claims and Interests set forth in Article III.

A.	Administrative Claims

Except with respect to Professional Fee Claims and DIP Financing Claims, and except to the extent that an Administrative Claim has already been paid during the Chapter 11 Cases or a Holder of an Allowed Administrative Claim and the applicable Debtor, prior to the Effective Date with the consent of the Requisite First Lien Creditors (which consent shall not be unreasonably withheld) and in consultation with the Requisite Crossover Creditors, or after the Effective Date, the applicable Reorganized Debtor agrees to less favorable treatment, each Holder of an Allowed Administrative Claim shall be paid in full in Cash: (1) if such Administrative Claim is Allowed as of the Effective Date, not later than the Effective Date; (2) if such Administrative Claim is not Allowed as of the Effective Date, upon entry of an order of the Bankruptcy Court Allowing such Claim, or as soon as reasonably practicable thereafter; provided that if an Allowed Administrative Claim arises from liabilities incurred by the Debtors’ Estates in the ordinary course of business after the Petition Date, such Claim shall be paid in accordance with the terms and conditions of the particular transaction giving rise to such Claim in the ordinary course.

Except as otherwise provided in this Article II.A and except with respect to Administrative Claims that are Professional Fee Claims or DIP Financing Claims, requests for payment of Allowed Administrative Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date; provided, however that the Administrative Claims Bar Date does not apply to Professional Fee Claims or Administrative Claims arising in the ordinary course of business.

Objections to requests for payment of Administrative Claims that are Filed with the Bankruptcy Court (other than Professional Fee Claims and DIP Financing Claims) must be Filed and served on the requesting party by the Administrative Claims Objection Bar Date.

Notwithstanding the foregoing, requests for payment of fees and expenses of professionals compensated pursuant to the DIP Financing Order are not required to File and serve such requests other than in compliance with the procedures set forth in the DIP Financing Order.

HOLDERS OF ADMINISTRATIVE CLAIMS THAT ARE REQUIRED TO, BUT DO NOT, FILE AND SERVE A REQUEST FOR PAYMENT OF SUCH ADMINISTRATIVE CLAIMS BY THE ADMINISTRATIVE CLAIMS BAR DATE SHALL BE FOREVER BARRED, ESTOPPED, AND ENJOINED FROM ASSERTING SUCH ADMINISTRATIVE CLAIMS AGAINST THE DEBTORS OR THEIR PROPERTY AND SUCH ADMINISTRATIVE CLAIMS SHALL BE DEEMED DISCHARGED AS OF THE EFFECTIVE DATE.

B.	DIP Financing Claims

All DIP Financing Claims shall be deemed Allowed as of the Effective Date in an amount equal to (i) the principal amount outstanding under the DIP Financing facility on such date, (ii) all interest accrued and unpaid thereon to the date of payment and (iii) all accrued and unpaid fees, expenses and noncontingent indemnification obligations payable under the DIP Financing Credit Agreement and the DIP Financing Order. Except to the extent that a Holder of an Allowed DIP Financing Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Financing Claim, each such Allowed DIP Financing Claim shall be paid in full, in Cash, by the Debtors on the Effective Date with Cash proceeds from the New Secured Debt. Contemporaneously with the foregoing payment, except with respect to Contingent DIP Obligations (which shall survive the Effective Date and shall continue to be governed by the DIP Financing facility as provided below), the DIP Financing facility and the “Loan Documents” referred to therein shall be deemed canceled, all Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the DIP Financing facility shall automatically terminate, and all Collateral subject to such Liens shall be automatically released, in each case without further action by the DIP Financing Agent or the DIP Financing Lenders and all guarantees of the Debtors and Reorganized Debtors arising out of or related to the DIP Financing Claims shall be automatically discharged and released, in each case without further action by the DIP Financing Agent or the DIP Financing Lenders. The DIP Financing Agent and the DIP Financing Lenders shall take all actions to effectuate and confirm such termination, release and discharge as reasonably requested by the Debtors or the Reorganized Debtors.

C.	Professional Fee Claims

1.	Final Fee Applications

All final requests for payment of Professional Fee Claims must be Filed with the Bankruptcy Court no later than the first Business Day that is sixty (60) days after the Effective Date unless otherwise ordered by the Bankruptcy Court.

2.	Professional Fee Escrow Account

If the Professional Fee Claims Estimate is greater than zero, as soon as reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow with Cash equal to the Professional Fee Claims Estimate, and no Liens, Claims, or interests shall encumber the Professional Fee Escrow in any way (whether on account of the Exit Facility, the New Secured Debt, or otherwise). The Professional Fee Escrow (including funds held in the Professional Fee Escrow) (x) shall not be and shall not be deemed property of the Debtors or the Reorganized Debtors and (y) shall be held in trust for the Professionals; provided that funds remaining in the Professional Fee Escrow after all Allowed Professional Fee Claims have been irrevocably paid in full shall revert to the Reorganized Debtors. Allowed Professional Fee Claims shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow when such Claims are Allowed by an order of the Bankruptcy Court; provided, that the Debtors’ and Reorganized Debtors’ obligations with respect to Professional Fee Claims shall not be limited nor deemed limited in any way to the balance of funds held in the Professional Fee Escrow.

If the amount in any Professional Fee Escrow Account is insufficient to fund payment in full of all Allowed amounts owing to Professionals, the deficiency shall be promptly funded to the Professional Fee Escrow Account without any further action or order of the Bankruptcy Court.

3.	Professional Fee Claims Estimate

Professionals shall estimate in good faith their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date and shall deliver such good faith estimate to the Debtors and to counsel for the Ad Hoc First Lien Group and the Ad Hoc Crossover Group no later than five (5) Business Days prior to the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors shall estimate in good faith the unpaid and unbilled fees and expenses of such Professional.

4.	Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, on and after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors, the Reorganized Debtors, and the GUC Oversight Administrator (solely with respect to the GUC Oversight Administrator Costs), as applicable. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention for services rendered after such date shall terminate, and the Debtors or the Reorganized Debtors, as applicable, may employ any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

D. Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim and the applicable Debtor prior to the Effective Date, with the consent of the Requisite First Lien Creditors (which consent shall not be unreasonably withheld) and in consultation with the Requisite Crossover Creditors, or after the Effective Date, the Reorganized Debtor agree to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A. Summary of Classification

Claims and Interests, except for Administrative Claims, including DIP Financing Claims, Professional Fee Claims, and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests against each Debtor pursuant to the Plan is as set forth below. The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Claims shall be treated as set forth in Article III.G.

1.	Class Identification

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as follows:

Class	Claim / Interest	Status	Voting Rights

1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

2	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

3(A)	First Lien Debt Claims with respect to each Debtor other than Avaya Holdings Corp. and Sierra Communication International LLC	Impaired	Entitled to Vote

3(B)	First Lien Debt Claims with respect to Debtor, Avaya Holdings Corp.	Impaired	Entitled to Vote

4	Second Lien Notes Claims with respect to each Debtor other than Avaya Holdings Corp. and Sierra Communication International LLC	Impaired	Entitled to Vote

5	PBGC Claims	Impaired	Entitled to Vote

6	General Unsecured Claims	Impaired	Entitled to Vote

7	Prepetition Intercompany Debtor Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

8	Subsidiary Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

9	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

10	Intercompany Interests	Unimpaired	Not Entitled to Vote (Deemed to Accept)

11	HoldCo Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Interests

1.	Class 1 – Other Priority Claims

a.	Classification: Class 1 consists of Other Priority Claims.

b.	Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim and the applicable Debtor prior to the Effective Date, with the consent of the Requisite First Lien Creditors (which consent shall not be unreasonably withheld) and in consultation with the Requisite Crossover Creditors, or after the Effective Date, the applicable Reorganized Debtor agree to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Other Priority Claim, each such Holder shall receive payment in full, in Cash, of the unpaid portion of its Other Priority Claim on the Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, shall be paid in accordance with its terms in the ordinary course).

c.	Voting: Class 1 is Unimpaired under the Plan. Each Holder of an Other Priority Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Other Priority Claim is not entitled to vote to accept or reject the Plan.

2.	Class 2 – Other Secured Claims

a.	Classification: Class 2 consists of Other Secured Claims.

b.	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim and the applicable Debtor prior to the Effective Date, with the consent of the Requisite First Lien Creditors (which consent shall not be unreasonably withheld) and in consultation with the Requisite Crossover Creditors, or after the Effective Date, the Reorganized Debtor agree to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Other Secured Claim, each such Holder shall receive at the applicable Debtor’s, with the consent of the Requisite First Lien Creditors (which consent shall not be unreasonably withheld) and in consultation with the Requisite Crossover Creditors, or Reorganized Debtor’s discretion:

(i)	payment in full in cash of the unpaid portion of such Holder’s Allowed Other Secured Claim on the Effective Date or as soon thereafter as reasonably practicable (or if payment is not then due, shall be paid in accordance with its terms in the ordinary course);

(ii)	Reinstatement of such Holder’s Allowed Other Secured Claim;

(iii)	the applicable Debtor’s interest in the collateral securing such Holder’s Other Secured Claim; or

(iv)	such other treatment rendering such Holder’s Allowed Other Secured Claim unimpaired.

c.	Voting: Class 2 is Unimpaired under the Plan. Each Holder of an Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Other Secured Claim is not entitled to vote to accept or reject the Plan.

3.	Class 3(A)—First Lien Debt Claims with respect to each Debtor other than Avaya Holdings Corp. and Sierra Communication International LLC

a.	Classification: Class 3(A) consists of all First Lien Debt Claims, but for the avoidance of doubt, Class 3(A) does not exist with respect to Debtors Avaya Holdings Corp. or Sierra Communication International LLC and instead Class 3(B) shall govern the treatment of First Lien Debt Claims with respect to Debtor Avaya Holdings Corp.

b.	Allowance: The First Lien Debt Claims shall be Allowed in the amount of $4,609,365,976.

c.	Treatment: On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Claims, each Holder of a First Lien Debt Claim, in each case without duplication among the Debtors, shall receive, its Pro Rata share of, as applicable:

(i)	if the New Secured Debt is syndicated in an amount greater than or equal to the Syndication Amount, such Holder will receive its Pro Rata share of the First Lien Cash Distribution; or

(ii)	if the New Secured Debt is syndicated in an amount less than the Syndication Amount, such Holder will receive its Pro Rata share of the (i) unsyndicated portion of the New Secured Debt and (ii) Cash in an amount equal to the proceeds from the syndication of the New Secured Debt less the New Secured Debt Cash Deductions;

(iii)	the First Lien Reorganized HoldCo Equity Distribution; and

(iv)	distributions of Cash or Reorganized HoldCo Common Stock, if any, from the General Unsecured Recovery Cash Pool Account and/or the General Unsecured Recovery Equity Reserve, as applicable, pursuant to Article IV.F.

(v)	On the Effective Date, each Holder of an Allowed Class 3A Claim shall be deemed to have received its Pro Rata share of the Allocation Amount of adequate protection payments as payments of principal on account of such Claims.

d.	Voting: Class 3(A) is Impaired under the Plan. Each Holder of a First Lien Debt Claim is entitled to vote to accept or reject the Plan.

4.	Class 3(B)—First Lien Debt Claims with respect to Debtor Avaya Holdings Corp.

a.	Classification: Class 3(B) consists of all First Lien Debt Claims other than First Lien Notes Claims only with respect to Avaya Holdings Corp.

b.	Allowance: The First Lien Debt Claims shall be Allowed in the amount of $3,281,346,976.

c.	Treatment:

(i)	On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Claims, each Holder of a First Lien Debt Claim, in each case without duplication among the Debtors, shall receive, its Pro Rata share of, as applicable, the recoveries provided on account of Class 3(A).

(ii)	On the Effective Date, each Holder of an Allowed Class 3B Claim shall be deemed to have received its Pro Rata share of the HoldCo Allocation Amount of adequate protection payments as payments of principal on account of such Claims.

d.	Voting: Class 3(B) is Impaired under the Plan. Each Holder of a First Lien Debt Claim, other than a First Lien Notes Claim is entitled to vote to accept or reject the Plan for Debtor Avaya Holdings Corp.

5.	Class 4—Second Lien Notes Claims with respect to each Debtor other than Avaya Holdings Corp. and Sierra Communication International LLC

a.	Classification: Class 4 consists of all Second Lien Notes Claims, but for the avoidance of doubt, Class 4 does not exist with respect to Debtors Avaya Holdings Corp. or Sierra Communication International LLC.

b.	Allowance: The Second Lien Notes Claims shall be Allowed in the aggregate amount equal to $1,439,960,282.

c.	Treatment: On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Claims (including with respect to any deficiency Claim), each Holder of Second Lien Notes Claims shall receive, in each case without duplication among the Debtors:

(i)	its Pro Rata share of the Second Lien Notes Settlement Equity Distribution; and

(ii)	its Pro Rata share of the Warrants.

d.	Voting: Class 4 is Impaired under the Plan. Each Holder of a Second Lien Notes Claim is entitled to vote to accept or reject the Plan.

6.	Class 5 – PBGC Claims

a.	Classification: Class 5 consists of all PBGC Claims.

b.	Allowance: The PBGC Claims with respect to the Avaya Salaried Pension Plan shall be Allowed in the aggregate amount not less than the sum of (i) $1,240,300,000, on account of unfunded benefit liabilities with respect to the Avaya Salaried Pension Plan, and (ii) any and all unpaid minimum funding contributions due with respect to the Avaya Salaried Pension Plan.

c.	Treatment of PBGC Claims with respect to the Avaya Salaried Pension Plan: In full and final satisfaction, settlement, release, and compromise of each Allowed PBGC Claim, on the Effective Date PBGC shall receive the treatment pursuant to the PBGC Stipulation of Settlement for the Avaya Salaried Pension Plan, consisting of:

(i)	the PBGC Cash Consideration; and

(ii)	5.5% of the Reorganized HoldCo Common Stock, subject to dilution for the Warrants and for any Reorganized HoldCo Common Stock issued pursuant to the Management Equity Incentive Plan.

d.	Voting: Class 5 is Impaired under the Plan. PBGC is entitled to vote to accept or reject the Plan.

7.	Class 6—General Unsecured Claims

a.	Classification: Class 6 consists of all General Unsecured Claims.

b.	Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each such Claim, each Holder of an Allowed General Unsecured Claim shall receive its Pro Rata distribution of the General Unsecured Recovery Amount in Cash from the General Unsecured Recovery Cash Pool; provided that such Holder may irrevocably elect to receive the value of such distribution on account of such Claim in the form of Reorganized HoldCo Common Stock (with the number of shares being calculated based on the Reorganized Avaya Total Enterprise Value) and not Cash pursuant to a duly completed GUC Election that is submitted on or prior to the Voting Deadline.

For the avoidance of doubt, (x) any Holder of an Allowed General Unsecured Claim that does not submit a duly completed GUC Election on or prior to the Voting Deadline shall receive a distribution on account of such Claim in the form of Cash and not Reorganized HoldCo Common Stock and (y) the aggregate value of all distributions in respect of Allowed General Unsecured Claims shall not exceed the General Unsecured Recovery Amount (whether in the form of Cash or Reorganized HoldCo Common Stock).

c.	Voting: Class 6 is Impaired under the Plan. Each Holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

8.	Class 7—Prepetition Intercompany Debtor Claims

a.	Classification: Class 7 consists of all Prepetition Intercompany Debtor Claims.

b.	Treatment: Except to the extent that a Holder of a prepetition Intercompany Debtor Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each prepetition Intercompany Debtor Claim, each Holder of such prepetition Intercompany Debtor Claim shall receive such treatment as to render such Holder Unimpaired.

c.	Voting: Class 7 is Unimpaired under the Plan. Each Holder of a prepetition Intercompany Debtor Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of a prepetition Intercompany Debtor Claim will not be entitled to vote to accept or reject the Plan.

9.	Class 8—Subsidiary Claims

a.	Classification: Class 8 consists of all Subsidiary Claims.

b.	Treatment: Except to the extent that a Holder of a Subsidiary Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Subsidiary Claim, each Holder of such Subsidiary Claim shall receive such treatment as to render such Holder Unimpaired.

c.	Voting: Class 8 is Unimpaired under the Plan. Each Holder of a Subsidiary Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of a Subsidiary Claim will not be entitled to vote to accept or reject the Plan.

10.	Class 9—Section 510(b) Claims

a.	Classification: Class 9 consists of all Section 510(b) Claims.

b.	Treatment: Section 510(b) Claims will be canceled, released, discharged, and extinguished as of the Effective Date, and will be of no further force or effect, and Holders of Section 510(b) Claims will not receive any distribution on account of such Section 510(b) Claims.

c.	Voting: Holders of Section 510(b) Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

11.	Class 10—Intercompany Interests

a.	Classification: Class 10 consists of all Intercompany Interests.

b.	Treatment: Intercompany Interests shall be Reinstated so as to maintain the organizational structure of the Debtors as such structure existed on the Petition Date unless treated otherwise in connection with a Restructuring Transaction.

c.	Voting: Holders of Intercompany Interests are deemed to have accepted the Plan. Therefore, Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

12.	Class 11—HoldCo Interests

a.	Classification: Class 11 consists of all HoldCo Interests.

b.	Treatment: On the Effective Date, all HoldCo Interests shall be cancelled without any distribution on account of such Interests.

c.	Voting: Holders of HoldCo Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise specifically provided in the Plan, nothing herein shall be deemed to affect, diminish, or impair the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Reinstated Claim or Unimpaired Claim, including legal and equitable defenses to setoffs or recoupment against Reinstated Claims or Unimpaired Claims; and, except as otherwise specifically provided in the Plan, nothing herein shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Petition Date, against or with respect to any Claim that is Unimpaired by the Plan. Except as otherwise specifically provided in the Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, and other legal or equitable defenses which the Debtors had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights with respect to any Reinstated Claim or Claim that is Unimpaired by this Plan may be asserted after the Confirmation Date and the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

D.	Special Provision Regarding Prepetition Intercompany Claims and Recharacterization Claims

Any and all prepetition Intercompany Debtor Claims, Subsidiary Claims, and Recharacterization Claims shall be settled and compromised. Distributions on account of the Allowed Claims resulting from such settlement and compromise shall be effected through the distributions to Holders of Allowed Claims pursuant to the Plan. Notwithstanding the foregoing, prepetition Intercompany Debtor Claims and Subsidiary Claims may be deemed settled, Reinstated or otherwise Unimpaired, in whole or in part, as of the Effective Date, in each case, at the discretion of the Debtors, with the consent of the Requisite First Lien Creditors and in consultation with the Requisite Crossover Creditors, or Reorganized Debtors.

E.	Special Provision Regarding Challenge Claims Settlement

Any and all Settled Challenge Claims and Letter Claims shall be settled, compromised, or waived pursuant to Article VIII. Distributions on account of the Allowed General Unsecured Claims resulting from such settlement and compromise shall be effected through the distributions to Holders of Allowed General Unsecured Claims pursuant to the Plan.

F.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.

G.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

H.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no Holders of Claims eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be presumed accepted by the Holders of such Claims in such Class.

I.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Substantive Consolidation; General Unsecured Recoveries

The Plan is being proposed as a joint plan of reorganization of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan of reorganization for each Debtor. The Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan; provided that the Reorganized Debtors may, consolidate Allowed Claims into one Estate for purposes of distributions from the General Unsecured Recovery Cash Pool or the General Unsecured Recovery Equity Reserve, as applicable.

B.	Sources of Consideration for Plan Distributions

The Reorganized Debtors shall fund distributions under the Plan with (1) Cash on hand; (2) the issuance and distribution of Reorganized HoldCo Common Stock and Warrants; (3) proceeds from the Exit Facility; and (4) indebtedness issued pursuant to the New Secured Debt, or the Cash proceeds thereof.

C.	Issuance and Distribution of Reorganized HoldCo Common Stock and Warrants

The issuance of the Warrants and Reorganized HoldCo Common Stock (including any Reorganized HoldCo Common Stock to be issued upon the exercise of the Warrants) shall be authorized without the need for any further corporate action and without any further action by the Holders of Claims or Interests.

On the Effective Date, applicable Holders of Claims shall receive shares of Reorganized HoldCo Common Stock and/or Warrants, as applicable, in exchange for their Claims pursuant to Article III.B.

All of the shares of Reorganized HoldCo Common Stock (including any Reorganized HoldCo Common Stock to be issued upon the exercise of the Warrants) issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of the Reorganized HoldCo Common Stock under the Plan (including any Reorganized HoldCo Common Stock to be issued upon the exercise of the Warrants) shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. On or as soon as reasonably practicable after the Effective Date, Reorganized HoldCo shall cause the Reorganized HoldCo Common Stock to be registered under Section 12 of the Securities Exchange Act.

For the avoidance of doubt, any claimant’s acceptance of Warrants and/or Reorganized HoldCo Common Stock (including any Reorganized HoldCo Common Stock to be issued upon the exercise of the Warrants), as applicable, shall be deemed as its agreement to the Reorganized HoldCo Organizational Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with its terms.

D.	Exit Facility

Reorganized Avaya and one or more Reorganized Debtors shall enter into the Exit Facility on the Effective Date, on terms set forth in the Exit Facility Documents.

Confirmation shall be deemed approval of the Exit Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations and guarantees to be incurred and fees paid in connection therewith), to the extent not approved by the Court previously, the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the Exit Facility, including the Exit Facility Documents and any related New Secured Debt Documents, without further notice to or order of the Court, act or action under applicable law, regulation, order or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors (with the consent of the Requisite First Lien Creditors and, solely with respect to increases or decreases to the principal amount of the Exit Facility, the Requisite Crossover Creditors) or Reorganized Debtors may deem to be necessary to consummate the Exit Facility.

E.	New Secured Debt

On the Effective Date, the Reorganized Debtors shall issue the New Secured Debt and provide any related guarantees, on terms set forth in the New Secured Debt Documents.

The Debtors shall use commercially reasonable efforts to syndicate for Cash the New Secured Debt; provided that if the Debtors do not syndicate the New Secured Debt in an amount greater than or equal to the Syndication Amount, after refinancing the DIP Financing, on the Effective Date, Reorganized Avaya shall issue the (i) unsyndicated portion of the New Secured Debt and (ii) Cash proceeds from the syndicated portion of the New Secured Debt to Holders of First Lien Debt Claims in accordance with Article III.B.

Confirmation shall be deemed approval of the issuance and incurrence of the New Secured Debt (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations and guarantees to be incurred and fees paid in connection therewith), to the extent not approved by the Court previously, and the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to issue the New Secured Debt and related guarantees, including the New Secured Debt Documents, without further notice to or order of the Court, act or action under applicable law, regulation, order or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors, with the consent of the Requisite First Lien Creditors and, solely with respect to increases or decreases to the Syndication Amount, shall be reasonably acceptable to the Requisite Crossover Creditors, may deem to be necessary to consummate the New Secured Debt.

F.	Allowed General Unsecured Claim Recoveries

1.	General Unsecured Recovery Cash Pool

On the Effective Date, the Debtors shall establish and fund the General Unsecured Recovery Cash Pool Account with Cash in an amount equal to the General Unsecured Recovery Cash Pool, which shall be held in trust for Pro Rata distributions on account of Allowed General Unsecured Claims as provided herein.

The General Unsecured Recovery Cash Pool Account (x) shall not be and shall not be deemed property of the Debtors or the Reorganized Debtors, (y) shall be held in trust to fund distributions as provided herein, and (z) and no Liens, Claims, or Interests shall encumber the General Unsecured Recovery Cash Pool Account in any way (whether on account of the Exit Facility, the New Secured Debt or otherwise); provided that commencing on the Initial General Unsecured Claims Distribution Date and continuing on each Quarterly Distribution Date thereafter, Cash held in the General Unsecured Recovery Cash Pool Account shall be promptly distributed on a dollar-for-dollar basis for each distribution from the General Unsecured Recovery Equity Reserve to Holders of General Unsecured Claims (with the number of shares being calculated based on the Reorganized Avaya Total Enterprise Value) to Holders of First Lien Debt Claims on a Pro Rata basis.

2.	General Unsecured Recovery Equity Reserve

After the Voting Deadline, the Debtors shall determine General Unsecured Recovery Equity Reserve with the consent of the Committee and the Requisite First Lien Creditors for distributions on account of Allowed General Unsecured Claims where Holders have irrevocably elected to receive distributions on account of such Claims in the form of Reorganized HoldCo Common Stock (and not Cash) pursuant to a duly completed GUC Election; provided that if the Debtors, the Committee, and the Requisite First Lien Creditors cannot agree on such amount, such amount shall be determined by the Bankruptcy Court after notice and a hearing prior to the Effective Date; provided further that in no instance shall the amount of Reorganized HoldCo Common Stock delivered or required to be delivered to the General Unsecured Recovery Equity Reserve on the Effective Date exceed 2.55% of Reorganized HoldCo Common Stock (subject to dilution by the Warrants and the Management Equity Incentive Plan).

Commencing on the Initial General Unsecured Claims Distribution Date and continuing on each Quarterly Distribution Date thereafter, Reorganized HoldCo Common Stock held in the General Unsecured Recovery Equity Reserve shall be distributed on a dollar-for-dollar basis for each distribution to Holders of General Unsecured Claims from the General Unsecured Recovery Cash Pool Account to Holders of First Lien Debt Claims on a Pro Rata basis.

G.	Corporate Existence

Except as otherwise provided in the Plan (including with respect to any Restructuring Transaction undertaken pursuant to the Plan), the Reorganized Debtors Organizational Documents, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on and after the Effective Date, each Debtor shall continue to exist as a Reorganized Debtor and as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law) provided such modifications shall be implemented in accordance with the First Lien Plan Support Agreement and the Crossover Plan Support Agreement or otherwise be in form and substance acceptable to the Requisite First Lien Creditors, and in each case in consultation with the Crossover Consenting Creditors.

H.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, all Executory Contracts and Unexpired Leases assumed by any of the Debtors, and any property acquired by any of the Debtors, including Interests held by the Debtors in non-Debtor subsidiaries, pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances unless expressly provided otherwise by the Plan or Confirmation Order. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property, and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

I.	Cancellation of Existing Securities

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date: (1) the Cash Flow Credit Agreement, the 7.00% Senior Secured Notes Indenture, the 9.00% Senior Secured Notes Indenture, and the Second Lien Indenture, and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan) shall be cancelled, except, with respect to the Cash Flow Credit Agreement, the 7.00% Senior Secured Notes Indenture, and the 9.00% Senior Secured Notes Indenture, as applicable, as necessary to (i) enforce the rights, Claims and interests of the Cash Flow Credit Facility Agent, the 7.00% Senior Secured Notes Trustee, or the 9.00% Senior Secured Notes Trustee, as applicable, and any predecessor thereof vis-a-vis the Cash Flow Credit Facility Secured Parties and any parties other than the Debtors, (ii) to allow the receipt of distributions under the Plan and the subsequent distribution of such amounts in accordance with the terms of the Cash Flow Credit Facility Documents, the 7.00% Senior Secured Notes Indenture, or the 9.00% Senior Secured Notes Indenture, as applicable, and (iii) preserve any rights of the Cash Flow Credit Facility Agent and any predecessor thereof as against any money or property distributable to holders of Cash Flow Credit Facility Secured Claims, including any priority in respect of payment and the right to exercise any charging lien and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged; provided that notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim or Interest shall also continue in effect to allow (x) the 7.00% Senior Secured Notes Trustee and any predecessor trustee under the 7.00% Senior Secured Notes Indenture and (y) the 9.00% Senior Secured Notes Trustee and any predecessor trustee under the 9.00% Senior Secured Notes Indenture, to (A) enforce the rights, Claims and interests of the 7.00% Senior Secured Notes Trustee or the 9.00% Senior Secured Notes Trustee, as applicable, and any predecessor thereof vis-à-vis the 7.00% Senior Secured Noteholders and the 9.00% Senior Secured Noteholders and any parties other than the Debtors, (B) exercise their respective charging liens for the payment of its fees and expenses and for indemnification as provided in the applicable indenture, if not otherwise paid hereunder, and (C) appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court, including to enforce any obligation owed to the 7.00% Senior Secured Notes Trustee or the 9.00% Senior Secured Notes Trustee under the Plan; and (z) the Second Lien Notes Trustee to (A) enforce the rights, Claims and interests of the Second Lien Notes Trustee and any predecessor thereof vis-à-vis the Second Lien Noteholders and any parties other than the Debtors, (B) receive distributions under the Plan and to distribute them to the Second Lien Noteholders in accordance with the terms of the Second Lien Notes Indenture, (C) exercise its charging lien for the payment of its fees and expenses and for indemnification as provided in the applicable indenture, if not otherwise paid hereunder, and (D) appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court, including to enforce any obligation owed to the Second Lien Notes Trustee under the Plan. Except for the foregoing, (1) the Cash Flow Credit Facility Agent and its respective agents shall be relieved of all further duties and responsibilities related to the Cash Flow Credit Facility Documents and the Plan, except with respect to such other rights of the Cash Flow Credit Facility Agent that, pursuant to the Cash Flow Credit Facility Documents, survive the termination of the Cash Flow Credit Facility Documents. Subsequent to the performance by the Cash Flow Credit Facility Agent of its obligations pursuant to the Plan, the Cash Flow Credit Facility Agent and its agents shall be relieved of all further duties and responsibilities related to the Cash Flow Credit Facility Documents, (2) the Second Lien Notes Trustee and its respective agents shall be relieved of all further duties and responsibilities related to the Second Lien Notes Indenture and the Plan, except with respect to such other rights of the Second Lien Notes Trustee that, pursuant to the Second Lien Notes Indenture, survive the termination of the Second Lien Notes Indenture. Subsequent to the performance by the Second Lien Notes Trustee of its obligations pursuant to the Plan, the Second Lien Notes Trustee and its agents shall be relieved of all further duties and responsibilities related to the Second Lien Notes Indenture, (3) the 7.00% Senior Secured Notes Trustee and its respective agents shall be relieved of all further duties and responsibilities related to the 7.00% Senior Secured Notes Indenture and the Plan, except with respect to such other rights of the 7.00% Senior Secured Notes Trustee that, pursuant to the 7.00% Senior Secured Notes Indenture, survive the termination of the 7.00% Senior Secured Notes Indenture. Subsequent to the performance by the 7.00% Senior Secured Notes Trustee of its obligations pursuant to the Plan, the 7.00% Senior Secured Notes Indenture and its agents shall be relieved of all further duties and responsibilities related to the 7.00% Senior Secured Notes Indenture, and (4) 9.00% Senior Secured Notes Trustee and its respective agents shall be relieved of all further duties and responsibilities related to the 9.00% Senior Secured Notes Indenture and the Plan, except with respect to such other rights of the 9.00% Senior Secured Notes Trustee that, pursuant to the 9.00% Senior Secured Notes Indenture, survive the termination of the 9.00% Senior Secured Notes Indenture. Subsequent to the performance by the 9.00% Senior Secured Notes Trustee of its obligations pursuant to the Plan, the 9.00% Senior Secured Notes Trustee and its agents shall be relieved of all further duties and responsibilities related to the 9.00% Senior Secured Notes Indenture.

If the record holder of the First Lien Notes or Second Lien Notes is DTC or its nominee or another securities depository or custodian thereof, and such First Lien Notes or Second Lien Notes are represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then each such holder of the First Lien Notes or Second Lien Notes shall be deemed to have surrendered such holder’s note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.

J.	Corporate Action

Upon the Effective Date, or as soon thereafter as is reasonably practicable, all actions contemplated by the Plan shall be deemed authorized and approved by the Bankruptcy Court in all respects, including, as applicable: (1) the issuance of the Reorganized HoldCo Common Stock and Warrants; (2) the selection of the directors and officers for Reorganized HoldCo and the other Reorganized Debtors; (3) assumption of the Executive Employment Agreement and Advisory Agreement by the Reorganized Debtors; (4) implementation of the Restructuring Transactions; and (5) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of Reorganized HoldCo and the other Reorganized Debtors, and any corporate action required by the Debtors, Reorganized HoldCo, or the other Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors, Reorganized HoldCo, or the other Reorganized Debtors. On or before the Effective Date, as applicable, the appropriate officers of the Debtors, Reorganized HoldCo, or the Reorganized Debtors shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan), in the name of and on behalf of Reorganized HoldCo and the other Reorganized Debtors, to the extent not previously authorized by the Bankruptcy Court. The authorizations and approvals contemplated by this Article IV.K shall be effective notwithstanding any requirements under non-bankruptcy law.

K.	Restructuring Transactions

Following the Confirmation Date or as soon as reasonably practicable thereafter, the Debtors, may take all actions as may be necessary or appropriate in the Debtors’ discretion, with the consent, not to be unreasonably withheld, conditioned, or delayed, of the Requisite First Lien Creditors, and in consultation with the Requisite Crossover Creditors, prior to the Effective Date and thereafter the Reorganized Debtors, to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or law; and (4) all other actions that the Debtors determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan. The Restructuring Transactions shall be subject to the consent, not to be withheld, conditioned, or delayed, of the Requisite First Lien Creditors and in consultation with the Requisite Crossover Creditors, prior to the Effective Date and thereafter the Reorganized Debtors and shall be structured in a manner that takes into account the tax position of creditors and the Reorganized Debtors.

L.	Reorganized Debtors Organizational Documents

To the extent required under the Plan or applicable non-bankruptcy law, on the Effective Date, the Reorganized Debtors will file such Reorganized Debtors Organizational Documents as are required to be filed with the applicable Secretary of State and/or other applicable authorities in the state, province, or country of incorporation in accordance with the corporate laws of the respective state, province, or country of incorporation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the Reorganized Debtors Organizational Documents will prohibit the issuance of non-voting equity securities. After the Effective Date, the Reorganized Debtors may amend and restate their respective Reorganized Debtors Organizational Documents, and the Reorganized Debtors may file their respective certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the Reorganized Debtors Organizational Documents.

M.	Exemption from Certain Taxes and Fees

To the maximum extent permitted pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sale or use tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee, or governmental assessment.

N.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article VIII, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and such rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity not released pursuant to Article VIII.

O.	GUC Oversight Administrator

The Committee shall appoint, as of the Effective Date, a GUC Oversight Administrator with duties limited to (a) rights with respect to the General Unsecured Claims reconciliation, allowance, and settlement process conducted by or on behalf of the Reorganized Debtors as set forth in the GUC Settlement Procedures, (b) consultation rights with respect to the distributions to the Holders of Allowed General Unsecured Claims as provided herein; (c) appearing before and being heard by the Bankruptcy Court and other courts of competent jurisdiction in connection with the foregoing duties; and (d) such other matters as may be agreed upon between the Debtors, the Committee and the Requisite First Lien Creditors, in consultation with the Requisite Crossover Creditors.

The GUC Oversight Administrator may employ, without further order of the Bankruptcy Court, professionals to assist in carrying out the duties as limited above, including any professionals retained in these Chapter 11 Cases, and the GUC Oversight Administrator Costs, including reasonable professional fees, shall be reimbursed from the GUC Oversight Administrator Reserve in the ordinary course without further order of the Bankruptcy Court to the extent such GUC Oversight Administrator Costs are not reimbursed by the Reorganized Debtors as provided herein.

For the avoidance of doubt, the Reorganized Debtors shall consult in good faith with the GUC Oversight Administrator regarding the estimation, settlement, or Allowance of General Unsecured Claims, and the GUC Oversight Administrator shall have standing to be heard with respect to matters affecting the estimation, settlement, or Allowance of General Unsecured Claims, and the administration of, and distributions from, each of the General Unsecured Recovery Cash Pool Account and the General Unsecured Recovery Equity Reserve, but the estimation, reconciliation, and settlement of, and making of distributions with respect to, General Unsecured Claims shall be the sole responsibility of the Reorganized Debtors.

Upon the resolution of all disputed General Unsecured Claims, (a) the GUC Oversight Administrator shall be released and discharged of and from further authority, duties, responsibilities and obligations relating to and arising from and in connection with the Chapter 11 Cases, and (b) funds remaining in the GUC Oversight Administrator Reserve, if any, shall be released to the General Unsecured Recovery Cash Pool for distribution to Holders of Allowed General Unsecured Claims pursuant to, and consistent with, Article IV.F.

P.	Insurance Policies

1.	Director and Officer Liability Insurance

To the extent that the D&O Liability Insurance Policies are considered to be Executory Contracts, notwithstanding anything in the Plan to the contrary, effective as of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all unexpired D&O Liability Insurance Policies with respect to the Debtors’ directors, managers, officers, and employees serving on or prior to the Petition Date pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim need be filed.

2.	Other Insurance Policies

From and after the Effective Date, each of the Plan Debtors’ insurance policies in existence as of the Effective Date shall be reinstated and continued in accordance with their terms and, to the extent applicable, shall be deemed assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Article V of the Plan. Nothing in the Plan shall affect, impair or prejudice the rights of the insurance carriers, the insureds, or the Reorganized Debtors under the insurance policies in any manner, and such insurance carriers, the insureds, and Reorganized Debtors shall retain all rights and defenses under such insurance policies, and such insurance policies shall apply to, and be enforceable by and against, the insureds, and the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Plan Debtors, as existed prior to the Effective Date.

Q.	Management Equity Incentive Plan

On the Effective Date, equity grants under the Management Equity Incentive Plan shall be reserved for directors, officers, and employees of the Reorganized Debtors on terms acceptable to the Reorganized HoldCo Board except as otherwise provided by the Executive Employment Agreement.

R.	Employee and Retiree Benefits

1.	U.S. Qualified Pension Plans

As of the Effective Date, the Debtors shall have obtained termination of the Avaya Salaried Pension Plan in accordance with the PBGC Stipulation of Settlement, and any accrued but unpaid minimum funding contributions due with respect to the Avaya Salaried Pension Plan as of the Effective Date shall be deemed to have been paid in full by the PBGC Cash Consideration.

On the Effective Date, Reorganized Avaya shall assume and continue to maintain the Avaya Hourly Pension Plan in accordance with applicable non-bankruptcy law (and the Reorganized Debtors reserve all of their rights thereunder), and shall pay any aggregate unpaid minimum funding contributions, with interest, for the Avaya Hourly Pension Plan under ERISA or the Internal Revenue Code.

After the Effective Date, Reorganized Avaya shall (i) satisfy the minimum funding requirements under 26 §§ 412 and 430 and 29 U.S.C. §§ 1082 and 1083 for the Avaya Hourly Pension Plan, (ii) pay all required PBGC premiums in accordance with 29 U.S.C. §§ 1306 and 1307 for the Avaya Hourly Pension Plan, and (iii) administer the Avaya Hourly Pension Plan in accordance with the applicable provisions of ERISA and the Internal Revenue Code, and the Reorganized Debtors reserve all of their rights thereunder.

With respect to the Avaya Hourly Pension Plan, no provision of this Plan, the Confirmation Order, or section 1141 of the Bankruptcy Code shall be construed to discharge, release, or relieve the Reorganized Debtors, or their successors, from liabilities or requirements imposed under any law or regulatory provision arising after the Effective Date with respect to the Avaya Hourly Pension Plan or PBGC. PBGC and the Avaya Hourly Pension Plan will not be enjoined or precluded from enforcing such liability with respect to the Avaya Hourly Pension Plan as a result of any provision of the Plan, the Confirmation Order, or section 1141 of the Bankruptcy Code.

2.	Comfort Letters

As of the Effective Date, the Reorganized Debtors shall assume the Comfort Letters and honor all Comfort Letter Obligations in accordance with applicable non-bankruptcy law, and the Reorganized Debtors reserve all of their rights thereunder.

3.	OPEB

As of the Effective Date, subject to entry of the PBGC Settlement Order, the Reorganized Debtors shall (1) maintain the OPEB in accordance with, and subject to, their terms and applicable non-bankruptcy law, or (2) modify OPEB in compliance with applicable non-bankruptcy law and the Reorganized Debtors reserve all of their rights thereunder.

4.	Workers’ Compensation Programs

As of the Effective Date, the Reorganized Debtors shall continue to honor their obligations under: (i) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (ii) the Debtors’: (a) written contracts, agreements, and agreements of indemnity, in each case relating to workers’ compensation,

(b) self-insurer workers’ compensation bonds, policies, programs, and plans for workers’ compensation and (c) workers’ compensation insurance. All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided, however, that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs and plans.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than: (1) those that are identified on the Rejected Executory Contracts and Unexpired Leases Schedule; (2) those that have been previously rejected by a Final Order; (3) those that have been previously assumed by a Final Order; (4) those that are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; (5) those that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date; or (6) the Comfort Letters, which shall in all events be assumed by the Debtors pursuant to the Plan. Notwithstanding anything in this Article V.A to the contrary, the Executive Employment Agreement and Advisory Agreement shall be deemed to be entered into or assumed (as applicable) on the Effective Date.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of such Executory Contracts or Unexpired Leases as set forth in the Plan, the Assumed Executory Contract/Unexpired Lease Schedule, or the Rejected Executory Contracts and Unexpired Leases Schedule, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order of the Bankruptcy Court on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be filed with the Bankruptcy Court on or before 30 days after the Effective Date. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Bankruptcy Court within 30 days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed within such time will be disallowed upon an order of the Bankruptcy Court, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules, if any, or a Proof of Claim to the contrary. Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.7.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

The Debtors or the Reorganized Debtors, as applicable, shall pay Cure Claims, if any, on the Effective Date or as soon as practicable thereafter, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. Any Cure Claim shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of such Cure Claim, as applicable; provided that nothing herein shall prevent the Reorganized Debtors, from paying any Cure Claim despite the failure of the relevant counterparty to file such request for payment of such Cure Claim. The Reorganized Debtors may settle any Cure Claim on account of any Executory Contract or Unexpired Lease without any further notice to or action, order, or approval of the Bankruptcy Court.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any Assumed Executory Contract or Unexpired Lease at any time before the date that the Debtors assume such Executory Contract or Unexpired Lease. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D.	Dispute Resolution

In the event of a timely filed objection regarding (1) the amount of any Cure Claim, (2) the ability of the Reorganized Debtors or any assignee, to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption or the cure payments required by section 365(b)(1) of the Bankruptcy Code, action shall be taken following the entry of a Final Order or Final Orders resolving the dispute and approving the assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

E.	Indemnification Obligations

Notwithstanding anything in the Plan to the contrary each Indemnification Obligation shall be assumed by the applicable Debtor, effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code or otherwise. Each Indemnification Obligation shall remain in full force and effect, shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive Unimpaired and unaffected, irrespective of when such obligation arose.

The Debtors shall assume the Indemnification Obligations for the current and former directors, officers, managers, employees, and other professionals of the Debtors, in their capacities as such. Notwithstanding the foregoing, nothing shall impair the ability of Reorganized Debtors to modify indemnification obligations (whether in the bylaws, certificates or incorporate or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) arising after the Effective Date; provided that none of the Reorganized Debtors shall amend or restate any Reorganized HoldCo Organizational Documents before or after the Effective Date to terminate or adversely affect any of the Reorganized Debtors’ Indemnification Obligations.

F.	Director and Officer Liability Insurance Policies

Without limiting Article IV.O, all of the Debtors’ director and officer liability insurance policies and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all director and officer liability insurance policies and any agreements, documents, and instruments related thereto.

G.	Collective Bargaining Agreements

All of the Debtors’ Collective Bargaining Agreements and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all Collective Bargaining Agreements and any agreements, documents, and instruments related thereto. All Proofs of Claim Filed for amounts due under any Collective Bargaining Agreement shall be considered satisfied by the agreement and obligation to assume and cure in the ordinary course as provided herein.

H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, and supplements to, or restatements of, prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

I.	Reservation of Rights

Neither the inclusion of any Executory Contract or Unexpired Lease on the Debtors’ Schedules, or the Rejected Executory Contracts and Unexpired Leases Schedule, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, or, after the Effective Date, the Reorganized Debtors, shall have 30 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

J.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases of nonresidential real property pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Reorganized Avaya Total Enterprise Value

Distributions of Reorganized HoldCo Common Stock under the Plan shall be based upon, among other things, the Reorganized Avaya Total Enterprise Value. For purposes of distribution, the Reorganized HoldCo Common Stock shall be deemed to have the value assigned to it based upon the Reorganized Avaya Total Enterprise Value regardless of the date of distribution.

B.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date or with respect to General Unsecured Claims, the Initial General Unsecured Claims Distribution Date, or as soon as reasonably practicable thereafter (or, if a Claim is not an Allowed Claim on the on the Effective Date or with respect to General Unsecured Claims the Initial General Unsecured Claims Distribution Date, on the date that such Claim becomes Allowed or as soon as reasonably practicable thereafter), the Distribution Agent shall make initial distributions under the Plan on account of each Holder of an Allowed Claim in the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are disputed Claims, distributions on account of any such disputed Claims shall be made pursuant to the provisions set forth in Article VII. Except as specifically provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

On the Effective Date, the Reorganized HoldCo Common Stock shall be distributed pursuant to the terms set forth in the Plan.

C.	Partial Distributions on Account of Allowed General Unsecured Claims

The Reorganized Debtors shall, in consultation with the GUC Oversight Administrator, be authorized to cause partial distributions to be made on account of Allowed General Unsecured Claims before all General Unsecured Claims are Allowed; provided that the Bankruptcy Court shall have authorized such partial distribution by Final Order after notice and a hearing.

D.	Rights and Powers of Distribution Agent

1.	Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

E.	Special Rules for Distributions to Holders of Disputed Claims and Interests

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties: (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order; and (b) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the disputed Claim have been resolved by settlement or Final Order or the Claims have been Allowed or expunged. Any dividends or other distributions arising from property distributed to Holders of Allowed Claims in a Class and paid to such Holders under the Plan shall also be paid, in the applicable amounts, to any Holder of a Disputed Claim in such Class that becomes an Allowed Claim after the date or dates that such dividends or other distributions were earlier paid to Holders of Allowed Claims in such Class.

F.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.	Record Date for Distribution

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date.

2.	Delivery of Distributions

a.	Initial General Unsecured Claims Distribution Date

Except as otherwise provided herein, on the Initial General Unsecured Claims Distribution Date, the Distribution Agent shall make distributions to Holders of Allowed General Unsecured Claims as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ books and records as of the date of any such distribution; provided that the address for each Holder of an Allowed General Unsecured Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder, or, if no Proof of Claim has been Filed, the address set forth in the Schedules. If a Holder holds more than one Claim in any one Class, all Claims of the Holder will be aggregated into one Claim and one distribution will be made with respect to the aggregated Claim.

b.	Quarterly Distribution Date

On each Quarterly Distribution Date or as soon thereafter as is reasonably practicable but in any event no later than thirty (30) days after each Quarterly Distribution Date, the Distribution Agent shall make the distributions required to be made on account of Allowed Claims under the Plan on such date. Any distribution that is not made on the Effective Date or with respect to General Unsecured Claims, the Initial General Unsecured Claims Distribution Date or on any other date specified herein because the Claim that would have been entitled to receive that distribution is not an Allowed Claim on such date, shall be distributed on the first Quarterly Distribution Date after such Claim is Allowed; provided that a distribution with respect to Allowed General Unsecured Claims on such Quarterly Distribution Date shall be subject to the (x) Allowance or disallowance by Final Order of all General Unsecured Claims having occurred or (y) the Bankruptcy Court having authorized a partial distribution on account of Allowed General Unsecured Claims after notice and a hearing upon a motion filed by the Reorganized Debtors. No interest shall accrue or be paid on the unpaid amount of any distribution paid on a Quarterly Distribution Date in accordance with Article VI.B.

c.	Delivery of Distributions on account of First Lien Debt Claims

(i)	All distributions to Holders of Cash Flow Credit Facility Claims shall be deemed completed when made to the Cash Flow Credit Facility Agent, which shall be deemed to be the Holder of all Cash Flow Credit Facility Secured Claims for purposes of distributions to be made hereunder, for distribution to holders of Cash Flow Credit Facility Claims in accordance with the terms of the Cash Flow Credit Facility Documents. All distributions on account of Cash Flow Credit Facility Secured Claims may, with the consent of the Cash Flow Credit Facility Agent, be made by the Distribution Agent directly to holders of Cash Flow Credit Facility Secured Claims in accordance with the terms of the Plan and the Cash Flow Credit Facility Documents. The Reorganized Debtors shall reimburse the Cash Flow Credit Facility Agent for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the Effective Date in connection with the implementation of the Plan, including but not limited to, making distributions pursuant to and in accordance with the Plan.

(ii)	All distributions to Holders of 7.00% Senior Secured Notes Claims shall be deemed completed when made to (or at the direction of) the 7.00% Senior Secured Notes Trustee, which shall be deemed to be the Holder of all 7.00% Senior Secured Notes Claims for purposes of distributions to be made hereunder, provided, however, that non-Cash consideration shall not be distributed in the name of the 7.00% Senior Secured Notes Trustee. As soon as practicable in accordance with the requirements set forth in this Article VI, the 7.00% Senior Secured Notes Trustee shall cause such distributions to or on behalf of such Holders to be made in accordance with the 7.00% Senior Secured Notes Indenture and subject to the rights of the 7.00% Senior Secured Notes Trustee to assert its 7.00% Senior Secured Notes Indenture Trustee Charging Lien.

(iii)	All distributions to Holders of 9.00% Senior Secured Notes Claims shall be deemed completed when made to (or at the direction of) the 9.00% Senior Secured Notes Trustee, which shall be deemed to be the Holder of all 9.00% Senior Secured Notes Claims for purposes of distributions to be made hereunder, provided, however, that non-Cash consideration shall not be distributed in the name of the 9.00% Senior Secured Notes Trustee. As soon as practicable in accordance with the requirements set forth in this Article VI, the 9.00% Senior Secured Notes Trustee shall cause such distributions to or on behalf of such Holders to be made in accordance with the 9.00% Senior Secured Notes Indenture and subject to the rights of the 9.00% Senior Secured Notes Trustee to assert its 9.00% Senior Secured Notes Indenture Trustee Charging Lien.

(iv)	If the 7.00% Senior Secured Notes Trustee or the 9.00% Senior Secured Notes Trustee, as applicable, is unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors, with the cooperation of the 7.00% Senior Secured Notes Trustee or the 9.00% Senior Secured Notes Trustee, as applicable, shall make such distributions to the extent practicable to do so (provided that until such distributions are made, the 7.00% Senior Secured Notes Indenture Trustee Charging Lien and the 9.00% Senior Secured Notes Indenture Trustee Charging Lien and shall attach to the property to be distributed in the same manner as if such distributions were made through the 7.00% Senior Secured Notes Trustee or the 9.00% Senior Secured Notes Trustee, as applicable). The 7.00% Senior Secured Notes Trustee and the 9.00% Senior Secured Notes Trustee shall have no duties or responsibility relating to any form of distribution that is not DTC eligible and the Debtors or the Reorganized Debtors, as applicable, shall seek the cooperation of DTC so that any distribution on account of a 7.00% Senior Secured Notes Claim or a 9.00% Senior Secured Notes Claim that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date or as soon as practicable thereafter. The Reorganized Debtors shall reimburse the 7.00% Senior Secured Notes Trustee and the 9.00% Senior Secured Notes Trustee for any reasonable and documented fees and expenses incurred after the Effective Date solely in connection with making distributions pursuant to and in accordance with the Plan.

d.	Delivery of Distributions on account of Second Lien Notes Claims

All distributions to Holders of Second Lien Notes Claims shall be deemed completed when made to (or at the direction of) the Second Lien Notes Trustee, which shall be deemed to be the Holder of all Second Lien Notes Claims for purposes of distributions to be made hereunder, provided, however, that non-Cash consideration shall not be distributed in the name of the Second Lien Notes Trustee. As soon as practicable in accordance with the requirements set forth in this Article VI, the Second Lien Notes Trustee shall cause such distributions to be made to or on behalf of such Holders in accordance with the Second Lien Notes Indenture and subject to the rights of the Second Lien Notes Trustee to assert its Second Lien Notes Indenture Trustee Charging Lien. If the Second Lien Notes Trustee is unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors, with the Second Lien Notes Trustee’s cooperation, shall make such distributions to the extent practicable to do so (provided that until such distributions are made, the Second Lien Notes Indenture Trustee Charging Lien shall attach to the property to be distributed in the same manner as if such distributions were made through the Second Lien Notes Trustee). The Second Lien Notes Trustee shall have no duties or responsibility relating to any form of distribution that is not DTC eligible and the Debtors or the Reorganized Debtors, as applicable, shall seek the cooperation of DTC so that any distribution on account of a Second Lien Notes Claim that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date or as soon as practicable thereafter. The Reorganized Debtors shall reimburse the Second Lien Notes Trustee for any reasonable and documented fees and expenses incurred after the Effective Date solely in connection with making distributions pursuant to and in accordance with the Plan.

3.	No Fractional Shares/Warrants

No fractional shares of Reorganized HoldCo Common Stock or fractions of Warrants shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of shares of Reorganized HoldCo Common Stock or Warrants that is not a whole number, such Reorganized HoldCo Common Stock or Warrants, as applicable, shall be rounded as follows: (a) fractions of greater than one-half shall be rounded to the next higher whole number and (b) fractions of one-half or less shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of Reorganized HoldCo Common Stock and amount of Warrants to be distributed pursuant to the Plan shall be adjusted as necessary to account for the foregoing rounding.

4.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Reorganized Debtors have determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the time of such distribution. After such date, all unclaimed property or interests in property shall be redistributed Pro Rata as provided under the Plan (it being understood that, for purposes of this Article VI.F.4, “Pro Rata” shall be determined as if the Claim underlying such unclaimed distribution had been disallowed) and all other unclaimed property or interests in property shall revert to the Reorganized Debtors without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.

A distribution shall be deemed unclaimed if a holder has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

G.	Securities Registration Exemption

Except with respect to the Reorganized HoldCo Common Stock underlying the Management Equity Incentive Plan, the Warrants and all shares of Reorganized HoldCo Common Stock issued under the Plan (including any shares issued upon the exercise of the Warrants) will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon section 1145 of the Bankruptcy Code. Shares of Reorganized HoldCo Common Stock issued under the Plan (including any shares issued upon the exercise of the Warrants) in reliance upon section 1145 of the Bankruptcy Code are exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of Securities. The Reorganized HoldCo Common Stock issued pursuant to section 1145 of the Bankruptcy Code (a) is not a “restricted security” as defined in Rule 144(a)(3) under the Securities Act, and (b) is freely tradable and transferable by any holder thereof that (i) is not an “affiliate” of the

Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, (iii) has not acquired the Reorganized HoldCo Common Stock from an “affiliate” within one year of such transfer, and (iv) is not an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code. Reorganized HoldCo Common Stock issued to holders of First Lien Claims and holders of Second Lien Notes Claims, in each case in exchange for such Claims, shall be issued in reliance on section 1145 of the Bankruptcy Code. Reorganized HoldCo Common Stock underlying the Management Equity Incentive Plan will be issued pursuant to a registration statement or another available exemption from registration under the Securities Act and other applicable law. On or as soon as reasonably practicable after the Effective Date, Reorganized HoldCo shall cause all Reorganized HoldCo Common Stock to be registered under the Exchange Act.

Should the Reorganized Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of the Reorganized HoldCo Common Stock or Warrants through the facilities of DTC, the Reorganized Debtors shall not be required to provide any further evidence other than the Plan or Confirmation Order with respect to the treatment of such applicable portion of the Reorganized HoldCo Common Stock or Warrants, and such Plan or Confirmation Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects.

DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the Reorganized HoldCo Common Stock or Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Reorganized HoldCo Common Stock or Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

H.	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, Reorganized HoldCo, the Reorganized Debtors, and the Distribution Agent, as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. The Debtors shall consult with the Requisite First Lien Creditors and the Requisite Crossover Creditors and use commercially reasonable efforts to structure the Restructuring Transactions in a manner that will mitigate or eliminate any withholding obligations. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent, as applicable, shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

I.	Allocations

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest as Allowed herein.

J.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in an order of the Bankruptcy Court, the Plan, or the Confirmation Order, or required by applicable bankruptcy law or the ABL Intercreditor Agreement, postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any such Claim.

K.	Setoffs and Recoupment

Except as otherwise expressly provided herein, the Debtors or the Reorganized Debtors, as applicable, may, but shall not be required to, setoff against or recoup from any Claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claim it may have against the Holder of such Claim. In no event shall any Holder of Claims be entitled to set off any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless: (a) the Debtors have consented (which consent shall not be unreasonably withheld), and (b) such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise.

L.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall repay, return or deliver any distribution held by or transferred to the Holder to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2.	Claims Payable by Insurance Carriers

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Notice and Claims Agent without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Allowance of Claims

After the Effective Date, each of the Debtors or the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim immediately before the Effective Date. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed pursuant to the Plan or a Final Order, including the Confirmation Order (when it becomes a Final Order), allowing such Claim. For the avoidance of doubt, there is no requirement to file a Proof of Claim (or move the Court for allowance) to be an Allowed Claim under the Plan.

B.	Claims and Interests Administration Responsibilities

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors shall have the exclusive authority: (1) to File, withdraw, or litigate to judgment objections to Claims; (2) to settle or compromise any disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.N or defenses reserved pursuant to Article VIII.I.

C.	Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any disputed Claim or disputed Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. In the event that the Bankruptcy Court estimates any disputed, contingent, or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before 21 days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

D.	Adjustment to Claims Register Without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Debtors or the Reorganized Debtors upon stipulation between the parties in interest without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Time to File Objections to Claims

Any objections to Claims shall be Filed on or before the Claims Objection Deadline, as such deadline may be extended from time to time.

F.	Disallowance of Claims

Any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors.

G.	Amendments to Claims

On or after the Effective Date, except as provided in the Plan or the Confirmation Order, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors.

H.	Distributions After Allowance

To the extent that a disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of a court of competent jurisdiction allowing any disputed Claim becomes a Final Order, the Reorganized Debtors shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date.

I.	Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claims, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of such Claims. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100 percent of the underlying Allowed Claim plus applicable interest, if any.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the Plan is and shall be deemed a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest, including but not limited to, the Settled Challenge Claims.

If the Plan is confirmed and becomes effective in accordance with its terms, then the Holders of First Lien Debt Claims shall be deemed to have accepted the Challenge Claims Settlement for all purposes in these Chapter 11 Cases. Pursuant to the Challenge Claims Settlement, each Holder of a First Lien Debt Claim waives any right to a recovery or distribution from the General Unsecured Recovery Cash Pool or the General Unsecured Recovery Equity Reserve on account of its First Lien Debt Deficiency Claim.

If the Plan is confirmed and becomes effective in accordance with its terms, the Committee shall be deemed to have waived any right to assert any of the Letter Claims.

The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. The compromises, settlements, and releases described herein shall be deemed nonseverable from each other and from all other terms of the Plan. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

B.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in a contract, instrument, or other agreement or document executed pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any intercompany claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has voted to accept the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date with respect to a Claim that is Unimpaired by the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

C.	Debtor Release

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, as of the Effective Date, the Debtors and their Estates, the Reorganized Debtors and each of their respective current and former Affiliates (with respect to non-Debtors, to the extent permitted by applicable law) shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived and discharged the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever (including any derivative Claims asserted or that may be asserted on behalf of the Debtors or their Estates), whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the DIP Financing, the First Lien Plan Support Agreement, the Crossover Plan Support Agreement, the PBGC Settlement, the formulation, preparation, dissemination, negotiation the Plan, the Disclosure Statement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, the Disclosure Statement, the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Confirmation Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Confirmation Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan and (b) any Causes of Action held by the PBGC against any Entity arising from a breach of fiduciary duty order Title I of The Employee Retirement Income Security Act of 1974 (“ERISA”).

D.	Third Party Release

As of the Effective Date, for good and valuable consideration, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Claims and Causes of Action, as well as all other Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the DIP Financing, the First Lien Plan Support Agreement, the Crossover Plan Support Agreement, the PBGC Settlement, the Avaya Salaried Pension Plan and the termination thereof, any Claims or Causes of Action that may exist with respect to all Released Parties as of the Confirmation Date or, with respect to PBGC, as of the termination of the Avaya Salaried Pension Plan, on account of the Avaya Hourly Pension Plan or the Avaya Salaried Pension Plan, the formulation, preparation, dissemination, negotiation, of the Plan, the Disclosure Statement, or any other action or transaction relating in any way to any of the foregoing, contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, the Disclosure Statement, the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Confirmation Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Confirmation Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan other than with respect to the termination of the Avaya Salaried Pension Plan, for which the foregoing “Third Party Release” shall be effective with respect to any Claim or Cause of Action arising prior to or as of the termination of the Avaya Salaried Pension Plan. Notwithstanding anything contained herein, the foregoing Third Party Release (a) is applicable only to the maximum extent permitted by law (b) does not release any Causes of Action held by the PBGC against any Entity arising from a breach of fiduciary duty under Title I of ERISA, and (c) does not release any obligations to maintain the Avaya Hourly Pension Plan after the Effective Date in accordance with Article IV.R.

E.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, in whole or in part, the Debtors, the formulation, preparation, dissemination, negotiation, of the Plan, the Disclosure Statement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, the Disclosure Statement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or any other related agreement, except for Claims or Causes of Action arising from to an act or omission that is judicially determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan; provided that, the foregoing “Exculpation” shall be limited to the extent permitted in section 1125(e) of the Bankruptcy Code.

F.	Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN OR FOR DISTRIBUTIONS REQUIRED TO BE PAID OR DELIVERED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER, ALL ENTITIES THAT HAVE HELD, HOLD, OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO ARTICLE VIII.C OR ARTICLE VIII.D, SHALL BE DISCHARGED PURSUANT TO ARTICLE VIII.B OF THE PLAN, OR ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE VIII.E, ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST, AS APPLICABLE, THE DEBTORS, THE REORGANIZED DEBTORS, THE RELEASED PARTIES, OR THE EXCULPATED PARTIES (TO THE EXTENT OF THE EXCULPATION PROVIDED PURSUANT TO ARTICLE VIII.E WITH RESPECT TO THE EXCULPATED PARTIES): (I) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (II) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (III) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR ENCUMBRANCE OF

ANY KIND AGAINST SUCH ENTITIES OR THE PROPERTY OR THE ESTATES OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (IV) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM SUCH ENTITIES OR AGAINST THE PROPERTY OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS UNLESS SUCH ENTITY HAS TIMELY ASSERTED SUCH SETOFF RIGHT IN A DOCUMENT FILED WITH THE BANKRUPTCY COURT EXPLICITLY PRESERVING SUCH SETOFF, AND NOTWITHSTANDING AN INDICATION OF A CLAIM OR INTEREST OR OTHERWISE THAT SUCH ENTITY ASSERTS, HAS, OR INTENDS TO PRESERVE ANY RIGHT OF SETOFF PURSUANT TO APPLICABLE LAW OR OTHERWISE; AND (V) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED OR SETTLED PURSUANT TO THE PLAN.

G.	Subordination Rights

The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code, the ABL Intercreditor Agreement or otherwise, that a Holder of a Claim or Interest may have against other Claim or Interest Holders with respect to any Distribution made pursuant to the Plan. Except as provided in the Plan, all subordination rights that a Holder of a Claim may have with respect to any Distribution to be made pursuant to the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be permanently enjoined.

Pursuant to Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or any Distribution to be made pursuant to the Plan on account of any Allowed Claim. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors and their respective property and Claim and Interest Holders and is fair, equitable and reasonable.

H.	Release of Liens

Except (1) with respect to the Liens securing (a) the Exit Facility, (b) New Secured Debt, and (c) to the extent elected by the Debtors, with the consent of the Requisite First Lien Creditors and in consultation with the Requisite Crossover Creditors, with respect to an Allowed Other Secured Claim in accordance with Article III.B.2, or (2) as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and the holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

I.	Release of Preference Actions

As of the Effective Date, the Debtors, on behalf of themselves and their Estates, shall be deemed to waive and release all Avoidance Actions arising under section 547 of the Bankruptcy Code or any comparable “preference” action arising under applicable of non-bankruptcy law unless such Cause of Action is specifically identified in the Plan Supplement; provided that, except as expressly provided in this Article VIII.I or the Confirmation Order, the Reorganized Debtors shall retain the right to assert any Claims assertable in any Avoidance Action as defenses or counterclaims in any Cause of Action brought by any Entity. For the avoidance of doubt, the Reorganized Debtors shall retain the right, after the Effective Date, to prosecute any Avoidance Action specifically identified in the Plan Supplement.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or occur in conjunction with the occurrence of the Effective Date (or shall be waived pursuant to Article IX.B):

1. The Bankruptcy Court shall have entered the Confirmation Order, in form and substance materially consistent with the Plan and otherwise reasonably acceptable to the Debtors, the Requisite First Lien Creditors, the Requisite Crossover Creditors (solely with respect to the treatment provided on account of Holders of Second Lien Notes Claims and the treatment provided to them on account of the PBGC Settlement), the Committee (solely with respect to the treatment provided on account of Holders of General Unsecured Claims), and PBGC (solely with respect to the treatment provided under the PBGC Settlement), and such Confirmation Order shall be a Final Order;

2. The Avaya Salaried Pension Plan shall have been terminated by agreement between the plan administrator and PBGC;

3. The PBGC Settlement Order shall have been entered and be in effect;

4. The Debtors shall have assumed the Avaya Hourly Pension Plan in accordance with Article IV.R.1;

5. The Professional Fee Escrow shall have been established and funded in Cash in accordance with Article II.B;

6. The General Unsecured Recovery Cash Pool Account shall have been established and funded in Cash in accordance with Article IV.F.2;

7. The General Unsecured Recovery Equity Reserve shall have been established in accordance with Article IV.F.2;

8. The GUC Oversight Administrator shall have been appointed in accordance with Article IV.O;

9. The New Reorganized Debt Documents shall have been executed and delivered by each Entity party thereto and the Debtors shall have issued the indebtedness contemplated thereby;

10. The First Lien Plan Support Agreement shall be in full force and effect;

11. The conditions precedent to entry into the Exit Facility and the New Secured Debt (as applicable) shall have been satisfied, waived or shall be satisfied contemporaneously with the occurrence of the Effective Date;

12. The Warrant Agreement shall have been executed and all conditions precedent to the issuance of the Reorganized HoldCo Common Stock and the Warrants, other than any conditions related to the occurrence of the Effective Date, shall have occurred;

13. All Ad Hoc First Lien Group Professional Fees, to the extent not otherwise paid in accordance with the DIP Financing Order, shall have been paid in Cash and in accordance with the applicable engagement letters, including that certain engagement letter by and among Avaya Inc., PJT Partners LP, and Akin Gump Strauss Hauer & Feld LLP dated as of July 17, 2017;

14. The Crossover Plan Support Agreement shall be in full force and effect;

15. All Ad Hoc Crossover Group Professional Fees, to the extent not otherwise paid in accordance with the DIP Financing Order, shall have been paid in Cash and in accordance with the applicable engagement letters, including (i) that certain engagement letter by and among Avaya Inc., Rothschild Inc., and Stroock & Stroock & Lavan LLP dated as of May 6, 2016, and (ii) that certain engagement letter by and among certain members of the Ad Hoc Crossover Group and Moses & Singer LLP, dated as of September 5, 2017;

16. All First Lien Notes Trustee Professional Fees shall have been paid in Cash and in accordance with the terms of the DIP Financing Order;

17. All Second Lien Notes Trustee And Professional Fees, to the extent not otherwise paid in accordance with the DIP Financing Order, shall have been paid in Cash and in accordance with the applicable engagement letters, including that certain engagement letter by and among Wilmer Cutler Pickering Hale and Dorr LLP and Berkeley Research Group, LLC, dated as of August 14, 2017;

18. All Cash Flow Credit Facility Agent Professional Fees shall have been paid in Cash to the extent not otherwise paid in accordance with the DIP Financing Order;

19. All DIP Financing Agent Professional Fees shall have been paid in Cash to the extent not otherwise paid in accordance with the DIP Financing Order; and

20. The Debtors have become current on their SEC Filings (as defined in the First Lien Plan Support

Agreement).

B.	Waiver of Conditions

The conditions to the Effective Date of the Plan set forth in this Article IX may be waived only by consent of the Debtors, with the consent of the Requisite First Lien Creditors, and (1) PBGC solely with respect to the conditions set forth in Article IX.A.3 and Article IX.A.4, (2) the Committee, solely with respect to Article IX.A.6, Article IX.A.7, and Article IX.A.8, (3) the Requisite Consenting Crossover Creditors, solely with respect to Article IX.A.12, Article IX.A.14, and Article IX.A.15, and (4) the Second Lien Notes Trustee solely with respect to Article IX.A.17 without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan, subject to the terms of the Bankruptcy Code and the Bankruptcy Rules.

C.	Substantial Consummation

“Substantial consummation” of the Plan, as defined by section 1102(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

D.	Effect of Non-Occurrence of Conditions to the Effective Date

If the Effective Date does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders of a Claim or Interest or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders, or any other Entity in any respect.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments

The Debtors, with the consent of the Requisite First Lien Creditors, the Requisite Consenting Crossover Creditors (solely with respect to the treatment provided on account of Holders of Second Lien Notes Claims and the treatment provided to them on account of the PBGC Settlement, and any consent or consultation rights set forth hereunder), PBGC (solely with respect to the PBGC Settlement), the Committee (solely with respect to the treatment provided on account of Holders of Allowed General Unsecured Claims and the role of the GUC Oversight Administrator), and the Second Lien Notes Trustee (solely with respect to the Second Lien Notes Trustee And Professional Fees and the Second Lien Notes Trustee’s inclusion as a “Releasing Party” and “Released Party”), reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code and the Bankruptcy Rules and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors, with the consent of the Requisite First Lien Creditors and the Requisite Consenting Crossover Creditors (solely with respect to the treatment provided on account of Holders of Second Lien Notes Claims and the treatment provided to them on account of the PBGC Settlement, and any consent or consultation rights set forth hereunder), expressly reserve their rights to alter, amend, or modify materially the Plan with respect to the Debtors, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Plan

The Debtors reserve the right, with the consent of the Requisite First Lien Creditors (subject to the terms of the First Lien Plan Support Agreement) and the Requisite Crossover Creditors (solely with respect to the treatment provided on account of Holders of Second Lien Notes Claims and the treatment provided to them on account of the PBGC Settlement, and any consent or consultation rights set forth hereunder), to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation and Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall:

(i) constitute a waiver or release of any Claims or Interests; (ii) prejudice in any manner the rights of the Debtors or any other Entity, including the Holders of Claims or the non-Debtor subsidiaries; or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity, including the non-Debtor subsidiaries.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Cases and all matters arising out of, or related to, the Chapter 11 Cases and the Plan, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests; provided that, for the avoidance of doubt, the Bankruptcy Court’s retention of jurisdiction with respect to such matters shall not preclude the Debtors or the Reorganized Debtors, as applicable, from seeking relief from any other court, tribunal, or other legal forum of competent jurisdiction with respect to such matters;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (a) the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to which a Debtor is a party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims related to the rejection of an Executory Contract or Unexpired Lease, cure costs pursuant to section 365 of the Bankruptcy Code, or any other matter related to such Executory Contract or Unexpired Lease; (b) the Reorganized Debtors amending, modifying, or supplementing, after the Confirmation Date, pursuant to Article V, any Executory Contracts or Unexpired Leases to the schedule of Executory Contracts and Unexpired Leases to be assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4. adjudicate controversies, if any, with respect to distributions to Holders of Allowed Claims;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to Causes of Action;

7. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

9. enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.L.1;

14. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement;

16. adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein;

17. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

20. hear and determine matters concerning exemptions from state and federal registration requirements in accordance with section 1145 of the Bankruptcy Code;

21. hear and determine all disputes involving the existence, nature, or scope of the release provisions set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

22. enforce all orders previously entered by the Bankruptcy Court;

23. hear any other matter not inconsistent with the Bankruptcy Code;

24. enter an order concluding or closing the Chapter 11 Cases; and

25. enforce the injunction, release, and exculpation provisions set forth in Article VIII.

Provided, however, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court and any disputes concerning documents contained in the Plan Supplement that contain such clauses shall be governed in accordance with the provisions of such documents.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article IX.A and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the Plan Supplement, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors or the Reorganized Debtors, as applicable, and any and all Holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in the Plan, each Entity acquiring property under the Plan, the Confirmation Order and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

B.	Additional Documents

On or before the Effective Date, the Debtors, with the consent of the Requisite First Lien Creditors (such consent not to be unreasonably withheld), the Requisite Consenting Crossover Creditors (solely with respect to the treatment provided on account of Holders of Second Lien Notes Claims and the treatment provided to them on account of the PBGC Settlement, such consent not to be unreasonably withheld), and the Committee (solely with respect to the treatment provided on account of Holders of General Unsecured Claims, such consent not to be unreasonably withheld), may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan; provided, however, that the Debtors shall not enter into any additional agreements that increase the amount of indebtedness otherwise to be issued or outstanding under the Exit Facility and the New Secured Debt without the consent of the Requisite First Lien Creditors and the Requisite Crossover Creditors (such consent not to be unreasonably withheld solely with respect to the Requisite Crossover Creditors). The Debtors and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

D.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order in accordance with Article IX.A hereof. Neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

E.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

F.	Service of Documents

Any pleading, notice, or other document required by the Plan to be served on or delivered to the Debtors or Reorganized Debtors, the Ad Hoc First Lien Group/Requisite First Lien Creditors, the Ad Hoc Crossover Group/Requisite Crossover Creditors, and the Committee shall be served on:

Debtors:	Avaya Inc.
4655 Great America Parkway
Santa Clara, CA 95054
Attn.: Adele Freedman

with copies to:

Counsel to Debtors	Kirkland & Ellis LLP
Kirkland & Ellis International LLP
601 Lexington Avenue
New York, New York 10022
Attn.: James H.M. Sprayregen, P.C., Jonathan S. Henes, P.C.,
and Natasha S. Hwangpo

Kirkland & Ellis LLP
Kirkland & Ellis International LLP
300 North LaSalle Drive
Chicago, Illinois 60654
Attn.: Patrick J. Nash, Jr., P.C., Ryan Preston Dahl, and
Bradley Thomas Giordano

Counsel to the Committee	Morrison & Foerster LLP
250 West 55th Street
New York, New York 10019
Attn.: Lorenzo Marinuzzi, Todd Goren, and Erica J. Richards,

Counsel to the Ad Hoc First Lien Group/Requisite First Lien Creditors	Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, New York 10036 Attn.: Ira S. Dizengoff, Philip C. Dublin, and Naomi Moss

Counsel to the Ad Hoc Crossover Group//Requisite Crossover Creditors	Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038-4982 Attn.: Kristopher M. Hansen, Sayan Bhattacharyya, and Gabriel E. Sasson

G.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.	Entire Agreement

The Plan and Confirmation Order supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan and Confirmation Order.

I.	Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall be prohibited from altering or interpreting such term or provision to make it valid or enforceable, provided that at the request of the Debtors, with the reasonable consent of the Requisite First Lien Creditors (subject to the terms of the First Lien Plan Support Agreement), the Requisite Crossover Creditors (solely with respect to the treatment provided on account of Holders of Second Lien Notes Claims and the treatment provided to them on account of the PBGC Settlement, and any consent or consultation rights set forth hereunder), the Committee (solely with respect to the treatment provided on account of Holders of General Unsecured Claims), and the Second Lien Notes Trustee (solely with respect to the Second Lien Notes Trustee And Professional Fees and the Second Lien Notes Trustee’s inclusion as a “Releasing Party” and “Released Party”), the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such terms or provision shall then be applicable as altered or interpreted provided that any such alteration or interpretation shall be acceptable to the Debtors, with the reasonable consent of the Requisite First Lien Creditors (subject to the terms of the First Lien Plan Support Agreement), the Requisite Crossover Creditors (solely with respect to the treatment provided on account of Holders of Second Lien Notes Claims and the treatment provided to them on account of the PBGC Settlement, and any consent or consultation rights set forth hereunder), and the Second Lien Notes Trustee (solely with respect to the Second Lien Notes Trustee And Professional Fees and the Second Lien Notes Trustee’s inclusion as a “Releasing Party” and “Released Party”). The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without consent from the Debtors, with the reasonable consent of the Requisite First Lien Creditors (subject to the terms of the Plan Support Agreement), the Requisite Crossover Creditors (solely with respect to the treatment provided on account of Holders of Second Lien Notes Claims and the treatment provided to them on account of the PBGC Settlement, and any consent or consultation rights set forth hereunder), the Committee, and the Second Lien Notes Trustee (solely with respect to the Second Lien Notes Trustee And Professional Fees and the Second Lien Notes Trustee’s inclusion as a “Releasing Party” and “Released Party”); and (3) nonseverable and mutually dependent.

J.	Dissolution of Committee

On the Effective Date, the Committee and any other official committees appointed in the Chapter 11 Cases will dissolve; provided, however, that, following the Effective Date, the Committee shall continue in existence and have standing and a right to be heard for the following limited purposes: (a) Claims and/or applications, and any relief related thereto, for compensation by Professionals and requests for allowance of Administrative Expense Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code; and (b) any appeals of the Confirmation Order or other appeal to which the Committee is a party; provided, further, that the GUC Oversight Administrator shall constitute a successor-in-interest to the Committee in connection with any motions, objections, or requests for relief with respect to General Unsecured Claims (including objections to claims, motions to estimate claims, or joinders thereto) filed by the Committee other than those identified in (a) and (b) above that remain pending as of the Effective Date, and the GUC Administrator shall be deemed substituted for the Committee in all such pending matters without any further action by the Committee, the GUC Administrator or the Bankruptcy Court. Upon the dissolution of the Committee, the Committee Members and their respective Professionals will cease to have any duty, obligation or role arising from or related to the Chapter 11 Cases and shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases.

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Respectfully submitted, as of October 31, 2017

Avaya Inc.
Avaya CALA Inc.
Avaya EMEA Ltd.
Avaya Federal Solutions, Inc.
Avaya Holdings Corp.
Avaya Holdings LLC
Avaya Holdings Two, LLC
Avaya Integrated Cabinet Solutions Inc.
Avaya Management Services Inc.
Avaya Services Inc.
Avaya World Services Inc.
Octel Communications LLC
Sierra Asia Pacific Inc.
Sierra Communication International LLC
Technology Corporation of America, Inc.
Ubiquity Software Corporation
VPNet Technologies, Inc.
Zang, Inc.

By:	/s/ Eric Koza
Name:	Eric Koza
Title:	Chief Restructuring Officer